Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

ENDO PHARMACEUTICALS HOLDINGS INC.,

NIKA MERGER SUB, INC.

and

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

Dated as of April 10, 2011

Article I

THE MERGER

i

Article VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Glossary of Defined Terms

Defined Terms	Defined in Section
2036 Notes	3.02(a)
2041 Notes	3.02(a)
Acquisition Proposal	5.02(h)
Adjusted Option	2.04(b)
Adjusted Share Award	2.04(d)
Affiliate	8.11(a)
Agreement	Preamble
Alternative Financing	5.13(c)
Alternative Transaction	7.03(b)(iii)
Associate	8.11(a)
Beneficial Ownership	8.11(b)
Book-Entry Shares	2.02(b)
Business Day	8.11(c)
Certificates	2.02(b)
Chancery Court	8.04
Closing	1.02
Code	1.08
Company	Preamble
Company Adverse Recommendation Change	5.02(d)
Company Benefit Agreements	3.09(a)
Company Benefit Plans	3.09(a)
Company Board Recommendation	3.03(b)
Company Financial Advisor	3.08
Company Option	2.04(a)
Company Participant	3.09(h)
Company Pension Plan	3.09(a)
Company Pension Plans	3.09(a)
Company Registered Intellectual Property	3.15(b)
Company SEC Reports	3.05(a)
Company Securities	3.02(a)
Company Stock Plans	2.04(a)
Company Stockholder Approval	3.23
Company Welfare Plan	3.09(a)
Company Welfare Plans	3.09(a)
Confidentiality Agreement	8.11(d)
Continuing Employee	5.07(b)
Contract	8.11(e)
Convertible Notes	3.02(a)
Copyrights	3.15(a)
Corporation Law	Recitals
Credit Agreement	8.11(f)
Credit Agreement Agent	5.14(a)
Debt Financing Source	8.11(g)

Disclosure Letter	Article III
Dissenting Shares	2.01
Domain Names	3.15(a)
Effective Time	1.02
Environmental Claim	8.11(h)
Environmental Laws	8.11(i)
Environmental Permits	8.11(j)
Equity Exchange Ratio	8.11(k)
ERISA	3.09(a)
ERISA Affiliate	3.09(a)
ESPP	2.04(a)
Exchange Act	3.04
Existing Credit Agreement	8.11(f)
FDA	3.18(a)
FDA Fraud Policy	3.18(h)
FDA Permits	3.18(b)
FDCA	3.18(a)
Fee	8.11(l)
Financing	4.07(b)
Financing Commitments	4.07(b)
Financing Conditions	4.07(b)
Foreign Antitrust Laws	3.04
Foreign Benefit Plan	3.09(j)
GAAP	3.05(b)
Governmental Entity	3.04
Hazardous Substances	8.11(m)
Health Care Laws	3.18(a)
HSR Act	3.04
Indemnified Person	5.06(a)
Intellectual Property	3.15(a)
IP Contracts	3.17(a)(vi)
Knowledge	8.11(n)
Laws	3.13
Liability	3.05(e)
Liens	3.04
Litigation	3.10
Major Customers	3.25(a)
Material Adverse Effect	8.11(o)
Material Contract	3.17(a)
Maximum Premium	5.06(b)
Merger	1.01
Merger Consideration	1.06
Merger Sub	Preamble
Multiemployer Plan	3.09(d)
Notice of Superior Proposal	5.02(e)
Order	8.11(p)

v

Outside Date	8.11(q)
Owned Real Properties	3.16(a)
Parent	Preamble
Parent Benefit Plans	5.07(c)
Parent Closing Obligation	8.03(b)
Parent Common Stock	2.04(b)
Parent Disclosure Letter	Article IV
Patents	3.15(a)
Paying Agent	2.02(a)
Payment Fund	2.02(a)
Payoff Amount	5.14(b)
Payoff Letter	5.14(b)
Permits	3.13
Person	8.11(r)
Preliminary Proxy Statement	5.09
Proxy Statement	3.07
Real Property Leases	3.16(b)
Regulatory Authority	8.11(s)
Release	8.11(s)
Representatives	8.11(u)
Restraint	5.05(f)
Restricted Share Awards	2.04(c)
Safety Notice	3.18(e)
Sarbanes-Oxley Act	3.05(a)
SEC	3.05(a)
Securities Act	3.02(a)
Share	1.06
Software	3.15(a)
Solvent	4.09
Special Meeting	5.04
Subsidiary	8.11(v)
Subsidiary Securities	3.02(b)
Superior Proposal	5.02(h)
Surviving Corporation	1.01
Takeover Laws	3.03(b)
Tax Return	3.11(f)
Taxes	3.11(f)
Trade Secrets	3.15(a)
Trademarks	3.15(a)
Transaction Costs	7.03(a)
U.S. Export Control and Import Laws	3.26(a)
Unvested Share Award	2.04(d)
Unvested Stock Option	2.04(b)
Vested Share Award	2.04(c)
Vested Stock Option	2.04(a)
WARN Act	3.09(p)

willful and material	7.02

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 10, 2011, among Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Parent”), NIKA Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and American Medical Systems Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and fair to, and in the best interests of, the Company and its stockholders;

WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions (i) approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and declaring advisable and recommending that the Company’s stockholders adopt this Agreement pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “Corporation Law”) and (ii) rendering inapplicable the restrictions of Section 203 of the Corporation Law or any other Takeover Law to the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has approved, and the Board of Directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its stockholder;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

WHEREAS, concurrently with the execution of this Agreement, Parent has entered into an Employment Agreement with Anthony P. Bihl, III in order to provide for the continued service and employment of Mr. Bihl;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the Corporation Law, Merger Sub shall be merged with and into the Company (the “Merger”) on the second

Business Day (as defined below) following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing (as defined below) but subject to their satisfaction or, if permissible, waiver, at the Closing) or on such other day as the parties may mutually agree. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “American Medical Systems Holdings, Inc.” and shall continue its existence under the Laws (as defined below) of the State of Delaware. In connection with the Merger, the separate corporate existence of Merger Sub shall cease.

Section 1.02 Consummation of the Merger. On the terms and subject to the conditions set forth herein, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed certificate of merger, as required by the Corporation Law, which may specify a later date and time mutually agreed by the parties at which the Merger will become effective, and the parties shall take all such further actions as may be required by Law to make the Merger effective. Prior to the filing referred to in this Section 1.02, a closing (the “Closing”) will be held at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California (or such other place as the parties may mutually agree) for the purpose of confirming all the matters contained herein. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”

Section 1.03 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law.

Section 1.04 Certificate of Incorporation and Bylaws. Subject to Section 5.06(a), the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall, by virtue of the Merger and at the Effective Time, be amended and restated in its entirety to read as set forth on Exhibit A hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as permitted by Law and this Agreement. Subject to Section 5.06(a), the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger and at the Effective Time, be amended in their entirety to read as set forth on Exhibit B hereto and, as so amended shall be the Bylaws of the Surviving Corporation until thereafter amended as permitted by Law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws.

Section 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.06 Conversion of Shares. Each share of common stock of the Company, par value $0.01 per share (each, a “Share”), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any Subsidiary (as defined below) of Parent or the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor, and other than Dissenting Shares (as defined below), which shall have only those rights set forth in Section 2.01) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax) equal to $30.00, without interest (the “Merger Consideration”), upon the surrender of the certificate, if any, representing such Shares in accordance with Article II. At the Effective Time all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

Section 1.07 Conversion of Common Stock of Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock, $0.01 par value, of the Surviving Corporation.

Section 1.08 Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Company Options or Restricted Share Awards, pursuant to this Agreement, or otherwise, such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

Section 1.09 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

Section 2.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders properly demanding appraisal rights available under Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but shall be converted into the right to receive such consideration as may be determined to be due to the holders of such Dissenting Shares pursuant to Section 262 of the Corporation Law, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Corporation Law. Dissenting Shares shall be treated in accordance with Section 262 of the Corporation Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be deemed to have converted into, as of the Effective Time, and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration, without any interest thereon. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights provided in Section 262 of the Corporation Law and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.02 Payment for Shares.

(a) At or prior to the Effective Time, Parent will, or will cause the Surviving Corporation to deposit, or cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) sufficient funds to make the payments due pursuant to Section 1.06 on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. Such funds may be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares, and following any losses or events that result in the Payment Fund becoming not immediately available or that result in the amount of funds in the Payment Fund being insufficient to promptly pay the portion of the aggregate Merger Consideration that remains unpaid, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Shares to the extent of such insufficiency and (ii) such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A1 or P1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As soon as reasonably practicable and in any event within five (5) Business Days after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who, as of the Effective Time, was the record holder of Shares whose Shares were converted into the right to receive Merger Consideration pursuant to Section 1.06: (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares (the

“Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or non-certificated Shares formerly represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration multiplied by the number of Shares evidenced by such Certificate or Book-Entry Shares, as applicable. Following surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares, together with such letter of transmittal duly executed, the holder of such Certificate or Book-Entry Shares shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax) equal to the product of the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares multiplied by the Merger Consideration, and such Certificate or Book-Entry Shares shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or Book-Entry Shares. If payment is to be made to a Person (as defined below) other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.02, each Certificate and Book-Entry Share shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate or Book-Entry Shares, without any interest thereon.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such customary and reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

(d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not complied with this Section 2.02 prior to the end of such one-year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any amounts (whether in respect of such Shares or otherwise) delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

Section 2.03 Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

Section 2.04 Company Options and Restricted Share Awards.

(a) Each option to purchase Shares (a “Company Option”) granted under any stock option plan of the Company, including the American Medical Systems Holdings, Inc. 2000 Equity Incentive Plan, as amended, and the American Medical Systems Holdings, Inc. 2005 Stock Incentive Plan, as amended and restated, or any other plan, agreement or arrangement (together, the “Company Stock Plans”) other than the American Medical Systems Holdings, Inc. Employee Stock Purchase Plan, as amended (the “ESPP”) which is outstanding immediately prior to the Effective Time and which is vested and exercisable (or per the terms of the applicable award agreement, employment agreement or other agreement providing for vesting and exercisability conditions, would become vested and exercisable as of the Effective Time) (each, a “Vested Stock Option”) shall be canceled as of the Effective Time and the holder thereof shall be entitled to receive an amount in cash payable at the time of cancellation of such Company Option equal to the product of (i) the excess, if any, of (A) the Merger Consideration minus (B) the per share exercise price of such Company Option, multiplied by (ii) the number of Shares subject to such Company Option (less any income tax or employment tax withholding required under the Code in accordance with Section 1.08).

(b) Each Company Option which is outstanding immediately prior to the Effective Time that is not a Vested Stock Option (each, an “Unvested Stock Option”) shall be adjusted as necessary to provide that, as of the Effective Time, each Unvested Stock Option shall be converted into an option (each, an “Adjusted Option”) to acquire, on the same terms and conditions as were applicable under such Unvested Stock Option immediately prior to the Effective Time, the number of shares of Common Stock, par value $0.01, of Parent (the “Parent Common Stock”) (rounded down to the nearest whole share) equal to (i) the number of Shares subject to such Unvested Stock Option immediately prior to the Effective Time multiplied by (ii) the Equity Exchange Ratio. The exercise price per share of any such Adjusted Option will be an amount (rounded up to the nearest whole cent) equal to (A) the exercise price per share of the Unvested Stock Option immediately prior to the Effective Time divided by (B) the Equity Exchange Ratio.

(c) Each outstanding Share subject to vesting conditions or other restrictions as of the Effective Time (collectively, the “Restricted Share Awards”) granted under any Company Stock Plan which is outstanding immediately prior to the Effective Time, and which would become vested prior to the one year anniversary of the Effective Time (determined as of the Effective Time) per the terms of the applicable award agreement, employment agreement or other agreement providing for vesting conditions (each, a “Vested Share Award”), shall be canceled as of the Effective Time and the holder thereof shall be entitled to receive an amount in cash payable at the time of cancellation of such Vested Share Award equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Shares subject to the Vested Share Award (less any income tax or employment tax withholding required under the Code in accordance with Section 1.08).

(d) Each Restricted Share Award that is not a Vested Share Award outstanding immediately prior to the Effective Time (each, an “Unvested Share Award”) shall be adjusted as necessary to provide that, as of the Effective Time, each Unvested Share Award shall be converted into a restricted share award (each, an “Adjusted Share Award”), as applicable, payable in Parent Common Stock, on the same terms and conditions as were applicable to such Unvested Share Award immediately prior to the Effective Time, except that the number of shares of Parent Common Stock subject to the Adjusted Share Award shall equal (i) the number of shares of Company Common Stock subject to the Unvested Share Award immediately prior to the Effective Time multiplied by (ii) the Equity Exchange Ratio (rounded down to the nearest whole share).

(e) Prior to the Effective Time, the Company shall take all corporate actions necessary to effectuate the treatment of Company Options and Restricted Share Awards contemplated by this Section 2.04, (including, without limitation, the adoption of any required plan amendments, obtaining any required approval of the Board of Directors of the Company or a committee thereof, and/or obtaining any required employee consents) and to ensure that neither any holder of Company Options and Restricted Share Awards, nor any other participant in any Company Stock Plan shall, from and after the Effective Time, have any right thereunder to acquire any securities of the Company, the Surviving Corporation, or Parent, or any of their respective Subsidiaries or to receive any payment or benefit with respect to any award previously granted under the Company Stock Plans, except as provided in this Section 2.04. All amounts payable pursuant to this Section 2.04 shall be paid without interest.

Section 2.05 Company Employee Stock Purchase Plan. Unless this Agreement is terminated in accordance with Section 7.01, after the date hereof, no future offering periods shall be commenced under the ESPP. The current offering period in effect on the date hereof under the ESPP will continue in accordance with its terms, and options under the current offering period will be exercisable at the normally scheduled time in accordance with the terms of the ESPP; provided, however, that in all events the expiration of such offering period and the final exercise under the ESPP shall occur no later than the last Business Day prior to the Effective Time, and the Company shall take all actions necessary to amend the ESPP to so provide. The Company shall terminate the ESPP effective as of immediately prior to the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 or in any Company SEC Report filed subsequent to such Form 10-K but prior to the date of this Agreement, but excluding any disclosures set forth in any risk factor section and any general statements which, in each case, are cautionary, predictive or forward-looking in nature, or (ii) as set forth in the section of the disclosure letter dated the date hereof and delivered by the Company to Parent with respect to this Agreement prior to the date hereof (the “Disclosure Letter”) that specifically corresponds to such Section (or in any other section of the Disclosure Letter if the applicability of such disclosure to such Section is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub that the following are true and correct:

Section 3.01 Organization and Qualification. The Company and each of its Subsidiaries is a duly organized and validly existing entity in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted, except for such failures to be so qualified, in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has heretofore made available to Parent true, correct and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents) as in effect on the date hereof for the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 Shares, par value $0.01 per share. At the close of business on April 8, 2011: (i) 77,195,674 Shares were issued and outstanding, (including 404,470 Restricted Share Awards); (ii) no Shares were held by the Company in its treasury; (iii) an aggregate 7,191,968 Shares were reserved for issuance pursuant to outstanding awards and rights under the Company Stock Plans and the ESPP, of which (A) 6,787,498 Shares were underlying outstanding and unexercised Company Options, (B) 404,470 Shares were subject to outstanding Restricted Share Awards, and (C) no Shares were issuable pursuant to outstanding payroll deductions under the Company’s ESPP; (iv) 940,199 Shares were subject to issuance upon conversion of the Company’s 3 1/4% Convertible Senior Subordinated Notes due 2036 (the “2036 Notes”), and assuming that the Merger is consummated in accordance with the terms of this Agreement on July 1, 2011, 1,148,487 Shares would be subject to issuance upon conversion of the 2036 Notes and (v) 3,792,041 Shares were subject to issuance upon conversion of the Company’s 4% Convertible Senior Subordinated Notes due 2041 (the “2041 Notes,” together with the 2036 Notes, the “Convertible Notes”), and assuming that the Merger is consummated in accordance with the terms of this Agreement on July 1, 2011, 5,779,910 Shares would be subject to issuance upon conversion of the 2041 Notes. Since such date, the Company has not issued any Shares, has not granted any options, restricted stock, stock appreciation rights, warrants or rights or entered into any other agreements or commitments to issue any Shares, or granted any other awards in respect of any Shares and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 3.02(a) of the Disclosure Letter sets forth a true, complete and correct list, as of the close of business on April 8, 2011, of (i) all Company Options, the number of Shares subject thereto, the grant dates, expiration dates, the exercise or base prices and the names of the holders thereof, and (ii) all outstanding Restricted Share Awards under the Company Stock Plans, the number of Shares subject thereto, the holders thereof and the vesting schedules thereof. Each outstanding Company Option and Restricted Share Award shall be treated immediately prior to the Effective Time as set forth in Section 2.04. Each ESPP right shall be treated immediately prior to the Effective Time as set forth in Section 2.04. Except for the Company Options, the Restricted Share Awards, the Convertible Notes and rights to acquire shares under the ESPP, there are on the date hereof no outstanding (A) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (B) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (C) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (D) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act of 1933, as amended (the “Securities Act”) and “blue sky” laws.

(b) The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any Lien, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.

Section 3.03 Authority for this Agreement; Board Action.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the holders of a majority of the outstanding Shares, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, including the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement, by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of this Agreement by the holders of a majority of the outstanding Shares. This Agreement has been duly and validly executed and delivered by the Company and assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) The Company’s Board of Directors (at a meeting or meetings duly called and held) has (i) determined that the Merger is advisable and fair to and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable this Agreement, including the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement, (iii) subject to Section 5.02 resolved to recommend the adoption of this Agreement by the stockholders of the Company (the “Company Board Recommendation”), (iv) assuming the accuracy of Parent’s representations in Section 4.06, taken all necessary steps to render the restrictions on “business combinations” set forth in Section 203 of the Corporation Law inapplicable to the Merger and (v) adopted a resolution resolving to elect that any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that purports to be applicable to the Company, Parent, Merger Sub, the Merger or this Agreement shall not be applicable to the Company, Parent, Merger Sub, the Merger or this Agreement.

Section 3.04 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority (including the FDA), agency, commission, tribunal or body (a “Governmental Entity”) except (i) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the

“HSR Act”) and any applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the Corporation Law or (iv) the applicable requirements of the Nasdaq Global Select Market, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (collectively, “Liens”) on any asset of the Company or any of its Subsidiaries (other than one created by Parent or Merger Sub), (e) violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, or (f) result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Company’s or any Subsidiary’s right to own, use, or hold for use any of the Intellectual Property as owned, used or held for use in the conduct of business of the Company or any of its Subsidiaries; except (x) in each of clauses (b) and (d) where any failure to obtain such consents, approvals, authorizations or permits, any failure to make such filings or any such modifications, violations, rights, breaches or defaults would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (y) in each of clauses (c), (e) and (f) where any failure to obtain such consents, approvals, authorizations or permits, any failure to make such filings or any such modifications, violations, rights, breaches or defaults would not, individually or in the aggregate, be materially adverse to the Company and its Subsidiaries, taken as a whole.

Section 3.05 Reports; Financial Statements.

(a) Since January 1, 2008, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. None of the reports, schedules, forms, statements and other documents filed or furnished by the Company with the SEC since January 1, 2008 (the “Company SEC Reports”), including any financial statements or schedules included or incorporated by reference therein, at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments).

(c) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended January 1, 2011 and the description of such assessment set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 is accurate in all material respects. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports.

(e) Neither the Company nor any of its Subsidiaries has any Liability (as defined below) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company except for (i) Liabilities that are reflected, or for which reserves were established, on the audited consolidated balance sheet of the Company as of January 1, 2011 in the Company SEC Reports or disclosed in the notes thereto, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since January 1, 2011, (iii) Liabilities that are incurred in connection with this Agreement and the Merger and the other transactions contemplated hereby and (iv) Liabilities that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. As used in this Agreement, the term “Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown or matured or unmatured, including those arising under any Law and those arising under any Contract.

Section 3.06 Absence of Certain Changes. Since January 1, 2011, (a) the Company and its Subsidiaries have not suffered any Material Adverse Effect and there has not been any change, condition, event or development that is reasonably likely to have a Material Adverse Effect with respect to the Company, and (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement.

Section 3.07 Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements thereto) and any annexes, schedules or exhibits required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, on the date of filing with the SEC, at the time the Proxy Statement is first mailed and at the time of the Special Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 3.08 Brokers; Certain Expenses. No broker, finder, investment banker or financial advisor (other than J.P. Morgan Securities LLC (the “Company Financial Advisor”), whose fees and expenses shall be paid by the Company) is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.

Section 3.09 Employee Benefit Matters/Employees.

(a) Section 3.09(a)(i) of the Disclosure Letter sets forth a list, as of the date hereof, of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to individually as a “Company Pension Plan” and collectively as the “Company Pension Plans”), all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (sometimes referred to individually as a “Company Welfare Plan” and collectively as the “Company Welfare Plans”), and each material vacation or paid time off, severance, termination, retention, bonus, change in control, employment, incentive compensation, performance, profit sharing, stock-based, stock-related, stock option, fringe benefit, perquisite, stock purchase, stock ownership, phantom stock and deferred compensation plan, arrangement, agreement and understanding and other compensation, benefit and fringe benefit plans, arrangements, agreements and understandings, sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to, by the Company, or any ERISA Affiliate, in each case, providing benefits to any Company Participant, but not including the Company Benefit Agreements (all such plans, arrangements, agreements and understandings, including any such plan, arrangement, agreement or understanding entered into or adopted on or after the date of this Agreement, collectively, “Company Benefit Plans”). Section 3.09(a)(ii) of the Disclosure Letter sets forth a list, as of the date hereof, of each material employment, deferred compensation, change in control, severance, termination, employee benefit, loan, indemnification or similar agreement that is currently in effect between the Company or any of its Subsidiaries, on the one hand, and any Company Participant, on the other hand (all such Contracts, including any Contract which is entered into on or after the date of this Agreement, collectively, “Company Benefit Agreements”). For purposes of this Section 3.09, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(b) Each Company Pension Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a favorable determination letter or favorable prototype opinion letter from the Internal Revenue Service or an application therefor as to its qualified status and the trust relating to such plan is exempt from income Taxes under Section 501(a) of the Code, and no such determination letter has been revoked or, to the Knowledge of the Company, threatened to be revoked, and to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or prototype opinion letter or application therefor relating to any such Company Pension Plan that is reasonably expected to affect the qualification of such Company Pension Plan adversely. Except as would not, individually or in the aggregate, reasonably be expected to result in any material Liabilities to the Company or its Subsidiaries, each Company Benefit Plan and Company Benefit Agreement has been administered in accordance with its terms and with all applicable Laws, including ERISA and the Code.

(c) The Company has made available to Parent a copy of the most recent determination letter received with respect to each Company Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter.

(d) No Company Pension Plan is a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or other pension plan subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate sponsors, maintains, or contributes to, or has, within the past six (6) years, sponsored, maintained or contributed to, a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code.

(e) Except as set forth in Section 3.09(e) of the Disclosure Letter, no Company Welfare Plan or Company Benefit Agreement provides health or life insurance benefits in any material respect to, or on behalf of, any former employee after the termination of employment except where the benefit is required by Section 4980B of the Code or any similar state Law.

(f) Except as otherwise set forth in Section 3.09(f) of the Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Merger or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Company Participant who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or other compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(g) The Company has made available to Parent true and complete copies of (i) each Company Benefit Plan and each Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plan or Company Benefit Agreement, a written summary of the material provisions of such plan or agreement) in effect on the date hereof, (ii) the most recent report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan in effect on the date hereof, to the extent any such report was required by applicable Law, (iii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required by applicable Law and (iv) each currently effective trust agreement or other funding vehicle relating to any Company Benefit Plan or Company Benefit Agreement.

(h) Neither the execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby (either alone or in conjunction with any other event) will, except as expressly contemplated by this Agreement, (i) entitle any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries (each, a “Company Participant”) to enhanced severance or termination pay, change in control or similar payments or benefits, (ii) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any Company Participant, (iii) trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Company Benefit

Plan or Company Benefit Agreement or (iv) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

(i) No payment pursuant to any Company Benefit Plan or Company Benefit Agreement or other arrangement with any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) has been documented or operated in a manner that would subject any Company Participant to any material Tax pursuant to Section 409A of the Code.

(j) Except as would not, individually or in the aggregate, reasonably be expected to result in Liability material to the Company or any of its Subsidiaries taken as a whole, with respect to each Company Benefit Plan and Company Benefit Agreement that is subject to the Law of any jurisdiction outside the United States (each, a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been timely made, or, if applicable, accrued, in accordance with applicable accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance, or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable governmental authorities.

(k) Each individual who is classified by the Company or any of its Subsidiaries as an “employee,” an “independent contractor” or “exempt” from wage and hour Laws is properly so classified, except for any misclassification as would not, individually or in the aggregate, be expected to result in material liability to the Company or any of its Subsidiaries.

(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, agreement with any works council or other agreement with any labor organization, and there are no labor unions, works councils or other organizations representing, or, to the Knowledge of the Company purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown, lockout or other material labor dispute with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past five (5) years.

(m) The Company and each of its Subsidiaries is in material compliance with all applicable Laws relating to employment, including, without limitation, Laws relating to discrimination, hours of work and the payment of wages or overtime wages. There is no Litigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law or regulation, or alleging breach of any express or implied Contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n) To the Knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating to the knowledge or use of trade secrets or proprietary information.

(o) There are no pending or, to the Knowledge of the Company, threatened material investigations, audits, complaints or proceedings against the Company or any of its Subsidiaries by or before any Governmental Entity involving any applicant for employment, any current or former employee or any class of the foregoing, including, without limitation:

(i) the Equal Employment Opportunity Commission or any other federal, state, local or foreign agency with authority to investigate claims or charges of employment discrimination in the workplace;

(ii) the United States Department of Labor or any other federal, state, local or foreign agency with authority to investigate claims or charges in any way relating to hours of employment or wages;

(iii) the Occupational Safety and Health Administration or any other federal, state, local or foreign authority with authority to investigate claims or charges in any way relating to the safety and health of employees; and

(iv) the Office of Federal Contract Compliance or any corresponding state, local or foreign agency.

(p) In the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company or any of its Subsidiaries.

Section 3.10 Litigation. There is no claim, action, suit, litigation, proceeding or governmental or administrative investigation, arbitration, inquiry or action (“Litigation”) pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its

Subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.11 Tax Matters.

(a) Each of the Company and its Subsidiaries has duly filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Each of the Company and its Subsidiaries has paid (or there has been paid on its behalf) (i) all material Taxes due and payable by it, except for those Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in the Company SEC Reports in accordance with GAAP. There are no Liens for any Taxes upon the assets of the Company or any of its Subsidiaries other than (A) statutory Liens for Taxes not yet due and payable and (B) Liens for Taxes contested in good faith by appropriate proceedings.

(b) There is no audit, examination, deficiency, refund Litigation, proposed adjustment or matter in controversy currently in existence with respect to any material Taxes or material Tax Return of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received notice of any claim made by a Governmental Entity in a jurisdiction where the Company or its applicable Subsidiary does not file a Tax Return, that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(c) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e) Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract or otherwise, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(f) Neither the Company nor any of its Subsidiaries has since December 31, 2007 through the date hereof (A) changed an annual accounting period or changed any accounting method, (B) settled any Tax claim or assessment in excess of $1 million, or (C) received a Tax ruling or entered into a closing agreement with any taxing authority that resulted in any Tax liability in excess of $1 million.

(g) For purposes of this Agreement, (i) “Taxes” shall mean any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties and; and (ii) “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be filed with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 3.12 Product Liability. Neither the Company nor any of its Subsidiaries has received notice of, nor is there ongoing, any material product liability Litigation involving the Company or any of its Subsidiaries. To the Knowledge of the Company, Section 3.12 of the Disclosure Letter contains a list of all such material product liability Litigation that has been threatened against the Company or any of its Subsidiaries and which remained unresolved on December 29, 2007, January 3, 2009, January 2, 2010 or January 1, 2011, in each case relating to any of the Company’s products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries. To the Knowledge of the Company and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there does not exist any state of facts or circumstances that would reasonably be expected to give rise to any product liability Litigation. There is no decree, judgment, injunction, temporary restraining order or any other order outstanding against the Company or any of its Subsidiaries relating to any material product liability Litigation.

Section 3.13 Compliance with Law; No Default; Permits. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is, or has been since January 1, 2008, in conflict with, in default with respect to or in violation of, (i) any statute, law, ordinance, rule, regulation, or requirement of a Governmental Entity (“Laws”) or any Order applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected and (b) the Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted and to own, operate or lease their respective properties (“Permits”) and such Permits are valid and in full force and effect. No revocation or cancellation of any Permit is pending, and since January 1, 2008, neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company oral, notice from any Governmental Entity (x) threatening to revoke or cancel any Permit or threatening any adverse action with respect to any Permit or (y) alleging that the Company or any of its Subsidiaries is not in compliance with any Law or Order, except in each case for revocations, cancellations, adverse actions or failures to be in compliance which have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries are in material compliance with the terms of each Permit.

Section 3.14 Environmental Matters.

(a) Each of the Company and its Subsidiaries has been at all times and is in compliance with all applicable Environmental Laws, including possessing all Environmental Permits required for its operations under applicable Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice from any Person, including any Governmental Entity, alleging that the Company or such Subsidiary has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, except with respect to matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the extent that any applicable Environmental Law requires the Company or any of its Subsidiaries to have filed applications to renew any such Environmental Permits, the Company and each such Subsidiary has filed such applications in accordance with the time periods set forth in such Environmental Law in order to allow continued operation in accordance with the terms of such Environmental Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) There is no pending or, to the Knowledge of the Company, threatened Environmental Claim against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any person whose Liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or threatened Release of Hazardous Substances, that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Law, or otherwise would reasonably be expected to result in any cleanup, costs or liabilities under Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) The Company has provided or made available to Parent all material assessments, reports, data, results of investigations or audits, and other material information produced since January 1, 2008, that is in the possession of or reasonably available to the Company or any of its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company or any of its Subsidiaries, or the compliance (or noncompliance) by the Company or any of its Subsidiaries with any Environmental Laws.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is required by any Environmental Law or by virtue of the Merger or the other transactions contemplated hereby, or as a condition to the effectiveness of the Merger or any of the other transactions contemplated hereby, (i) to perform a site assessment or investigation for Hazardous Substances, (ii) to remove or remediate Hazardous Substances, (iii) to give notice to or receive approval from any Governmental Entity, or (iv) to record or deliver to any person or entity any disclosure document or statement pertaining in any way to environmental matters.

Section 3.15 Intellectual Property.

(a) “Intellectual Property” shall mean any intellectual property of any type or nature in any jurisdiction throughout the world, including without limitation: (i) trademarks, service marks, corporate names, trade names, brand names, certification marks, designs, logos, slogans, commercial symbols, business name registrations, trade dress and other similar indications of source or origin and general intangibles of like nature, the goodwill associated with the foregoing and registrations and applications relating to the foregoing, including any extension, modification or renewal of any such registration or application (“Trademarks”); (ii) industrial designs, patents and patent applications (including divisions, continuations, continuations-in-part, reexaminations, and renewals), and any renewals, extensions, supplementary protection certificates or reissues thereof (“Patents”); (iii) rights in computer programs (whether in source code, object code or other forms), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentations including user manuals and training materials, related to any of the foregoing (“Software”); (iv) works of authorship and other copyright rights, including rights in Software, whether registered or not, and all applications and registrations for the foregoing, and any renewals or extensions thereof (“Copyrights”); (v) trade secrets, non-public information, and all other confidential or proprietary information and materials, including, discoveries, research and development, ideas, know-how, inventions, proprietary processes, designs, procedures, laboratory notes, technical information, formulae, biological materials, models and methodologies, in each case whether patentable or not, and rights to limit the use or disclosure thereof by any Person (“Trade Secrets”); (vi) all registered domain names (“Domain Names”); and (vii) the right to sue for past infringement, misappropriation, or other violation of any of the foregoing.

(b) Section 3.15(b) of the Disclosure Letter sets forth a true and complete list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and Trademark applications, (iii) Copyright registrations and Copyright applications, and (iv) Domain Names, in each of the foregoing clauses (i), (ii), (iii) and (iv), that is owned by the Company or its Subsidiaries in any jurisdiction throughout the world (“Company Registered Intellectual Property”), together with: the name of the current owner(s) of record; the applicable jurisdiction; and the application or registration number. Except as otherwise indicated, the Company or a Subsidiary of the Company is the sole and exclusive beneficial and record owner of all such Company Registered Intellectual Property, free and clear of any Liens.

(c) All Company Registered Intellectual Property is subsisting, and to the Knowledge of the Company, valid and enforceable. Since January 1, 2008, except as set forth in Section 3.15(c) of the Disclosure Letter, the Company and its Subsidiaries have not received written notice from any third party challenging the validity, enforceability, registrability, maintenance or ownership of any Intellectual Property owned by the Company, or any Intellectual Property used but not owned by the Company or its Subsidiaries, nor is the Company or its Subsidiaries a party of any proceeding relating to any such challenge.

(d) The Company or a Subsidiary of the Company owns or is licensed or otherwise has the right to use all Intellectual Property used in or held for use for the conduct of its business as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, the operation of the business of Company and each of its Subsidiaries as currently conducted, and as conducted since January 1, 2008, does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third party. Since January 1, 2008, neither Company nor any of its Subsidiaries have received any written notice from any third party and, to the Knowledge of Company, there is no other assertion or threat from any third party or a valid basis for any claim (i) that the operation of the business of Company or any of its Subsidiaries, or any of their products or services, infringes, misappropriates or violates the Intellectual Property of any third party, (ii) challenging the ownership, validity, or enforceability of any Intellectual Property owned or exclusively licensed by the Company or any of its Subsidiaries, (iii) alleging that the use by the Company or any of its Subsidiaries of Intellectual Property licensed to the Company or any of its Subsidiaries is in breach of any applicable agreement pursuant to which the Company or any of its Subsidiaries acquired the right to use such Intellectual Property, or (iv) alleging misuse or antitrust violations arising from the use or other exploitation by the Company or any of its Subsidiaries of any Intellectual Property.

(e) To the Knowledge of the Company, (i) no third party is misappropriating, infringing or violating, either directly or indirectly, any Intellectual Property owned or used by the Company or any of its Subsidiaries in the conduct of the business, (ii) since January 1, 2008, no Person has misappropriated, infringed or violated, either directly or indirectly, any Intellectual Property owned or used by the Company or any of its Subsidiaries, and (iii) since January 1, 2008, no Litigation has been brought or threatened against any third party by the Company or any of its Subsidiaries, with respect to any Intellectual Property owned or used by the Company or any of its Subsidiaries.

(f) The Company and its Subsidiaries have not licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the IP Contracts (other than as ancillary to a sale of products to customers), and to the Knowledge of the Company, no royalties, honoraria or other fees are payable by the Company or any of its Subsidiaries for the use of or right to use any Intellectual Property rights, except pursuant to the IP Contracts. Neither the Company nor any of its Subsidiaries has granted any third party any right to control the prosecution or registration of any material Intellectual Property or to bring, defend or otherwise control any Litigation with respect to any material Intellectual Property owned by the Company or any of its Subsidiaries, except as expressly permitted under an IP Contract. Neither the Company nor any of its Subsidiaries has entered into nor is subject to any orders, forbearances to sue, licenses or other arrangements in connection with the resolution of any disputes, litigation or adversarial proceedings that (A) restricts the Company or any Subsidiaries with respect to any material Intellectual Property, (B) restricts the Company’s or any of its Subsidiaries’ businesses in any material manner in order to accommodate any third party’s Intellectual Property, or (C) permits any third party to use any material Intellectual Property, in each case except as expressly permitted under an IP Contract.

(g) The Company and each of its Subsidiaries has implemented reasonable measures to maintain the confidentiality of the Trade Secrets. Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, (i) each current or former employee of the Company and its Subsidiaries has executed an agreement protecting the confidentiality of the Trade Secrets and assigning rights to the Company or a Subsidiary of the Company in any Intellectual Property developed while working on behalf of the Company or such Subsidiary and (ii) each contractor that was engaged to develop any material Intellectual Property for the Company or its Subsidiaries or that has had access to any material Trade Secrets has executed an agreement protecting the confidentiality of the Trade Secrets and assigning rights to the Company or a Subsidiary of the Company in any Intellectual Property developed while working on behalf of the Company or such Subsidiary. To the Knowledge of the Company, there has not been any disclosure of any material confidential information of the Company or any of its Subsidiaries (including any confidential information of any other third party disclosed in confidence to the Company or any of its Subsidiaries) to any third party in a manner that has resulted or is likely to result in the loss of rights in and to such confidential information. Since January 1, 2008, no Litigation has been asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of any third party’s confidential information, privacy or personal information or data rights, and the Company and its Subsidiaries have complied in all material respects with all applicable Laws, as well as its own publicized rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personally identifiable information.

(h) To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property rights owned, used, or held for use by the Company or any of its Subsidiaries.

(i) No current or former partner, director, officer, contractor or employee of the Company or any of its Subsidiaries will, as a result of the transactions contemplated hereby, own or retain any rights to use any of the Intellectual Property owned, used, or held for use by the Company or any Subsidiary.

(j) With respect to the use of Software that is material to the conduct of the business, (i) no material capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company or any of its Subsidiaries or capital expenditures which are contemplated by the capital expenditure budget provided or made available to Parent prior to the date of this Agreement, and (ii) the Company or Subsidiaries have not experienced any material defect in such Software which was internally developed by the Company or its Subsidiaries and included on Section 3.15(j) of the Disclosure Letter, including any material error or omission in the processing of any transactions, other than defects which have been corrected.

Section 3.16 Real Property.

(a) Section 3.16(a) of the Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company (the “Owned Real Properties”). The Company or one of its Subsidiaries has good and marketable title to each of the Owned Real Properties, free and clear of all Liens other than Liens (i) reflected on the financial statements of the Company, (ii) for current Taxes not yet past due and payable or delinquent, (iii) which are disclosed on the title insurance policies issued to the Company, true, correct and complete copies of which have been delivered to Parent, or (iv) which do not materially interfere with the Company’s use and enjoyment of the Owned Real Properties or materially detract from or diminish the value thereof. There are no purchase options, rights of first refusal or similar rights outstanding with respect to any of the Owned Real Properties. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation or similar proceeding with respect to any of the Owned Real Properties. The Company has heretofore delivered to Parent true, correct and complete copies of all material leases pursuant to which the Company or any of its Subsidiaries leases all or a portion of any Owned Real Property to a third party. To the Knowledge of Company, each such lease is valid, binding and in full force and effect, all rent and other sums and charges payable to the Company or its Subsidiaries as landlords thereunder are current in all material respects. To the Knowledge of the Company, no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or the tenant thereunder exists under any such lease.

(b) Section 3.16(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has heretofore delivered to Parent true, correct and complete copies of all material Real Property Leases (including all material modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is, to the Knowledge of the Company, valid and binding and is in full force and effect, enforceable against the Company or one of its Subsidiaries that is a party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity), and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current in all material respects. To the Knowledge of the Company, no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or the landlord thereunder exists under any Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens except (i) those reflected or reserved against in the balance sheet of the Company as of January 1, 2011, and included in the Company SEC Reports, (ii) Taxes and general and special assessments not yet past due and payable or delinquent, (iii) any Liens solely affecting the fee interest in such parcel and with respect to which either (A) the Company’s or its Subsidiary’s rights are superior to such

Liens, or (B) there is a valid and enforceable subordination and non-disturbance agreement pursuant to which the rights and interests of the Company or its Subsidiary, as applicable, will not be disturbed if the landlord thereunder defaults under such Lien and (iv) other Liens which do not materially interfere with the Company’s use and enjoyment of such real property or materially detract from or diminish the value thereof. No brokerage commissions, fees or similar costs or expenses are owed by the Company or any of its Subsidiaries with respect to any Real Property Leases. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation or similar proceeding with respect to any property leased pursuant to any of the Real Property leases.

Section 3.17 Material Contracts.

(a) Section 3.17(a) of the Disclosure Letter lists as of the date hereof, and the Company has made available to Parent and Merger Sub true, correct and complete (subject to any necessary redactions of price and counterparty) copies (or written summaries for any unwritten Contracts) of, all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) contain covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict or purport to restrict the ability of the Surviving Corporation or Parent or any of their Affiliates): (A) to compete in any business or with any Person or in any geographic area or to sell, supply or distribute any service or product (including any non-compete, exclusivity or “most-favored nation” provisions), (B) to purchase or acquire an interest in any other entity, or (C) to enforce its rights under any Contract or applicable Law, including any covenant not to sue;

(iii) is an employment, severance or change in control agreement that provides aggregate future benefits, including severance, to an employee or former employee, officer or director of the Company or any of its Subsidiaries in excess of $150,000 in any twelve (12) month period (other than any unwritten Contract for the employment of any such employee or former employee implied at law);

(iv) requires future payments by or to the Company or any of its Subsidiaries in excess of $1,500,000 per annum and contains “change of control” or similar provisions (other than provisions requiring only notice of a change of control and provisions which are not triggered by the Merger), except for Contracts terminable by either party upon notice of 60 days or less;

(v) provide for or governs the formation, creation, operation, management or control of any partnership or joint venture arrangement with any Person other than the Company or its wholly-owned Subsidiaries;

(vi) involve (A) the use or license by the Company or any of its Subsidiaries of any material Intellectual Property owned by a third party (other than off the shelf or commercially available Software); (B) the joint development of products or technology with a third party; (C) the grant to a third party by the Company or any of its Subsidiaries of the right to use, enforce or register any of its material Intellectual Property (other than as ancillary to a sale of products to customers); (D) any coexistence agreement or covenant not to sue; or (E) a restriction in the Company’s or a Subsidiary’s right to use or register any material Intellectual Property (collectively, “IP Contracts”);

(vii) that require aggregate future payments in excess of $500,000 for capital expenditures or for the acquisition or construction of fixed assets, other than Contracts (including any replacement Contracts) that are contemplated by the capital expenditure budget provided or made available to Parent prior to the date of this Agreement;

(viii) are the largest Contract (by dollar value based on the fiscal year ended January 1, 2011) with (A) each Major Customer, (B) each Major Supplier, and (C) each of the fifteen (15) largest distributors of products of the Company and its Subsidiaries for the fiscal year ended January 1, 2011;

(ix) pursuant to which the Company or any of its Subsidiaries has granted any exclusive marketing, sales representative relationship, franchising, consignment or distribution right to any third party;

(x) involve any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial Contract, or other derivative Contract, or any other interest rate or foreign currency protection Contract;

(xi) other than solely among wholly owned Subsidiaries of the Company, relate to (A) indebtedness having an outstanding principal amount in excess of $2,000,000 or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual contingent obligations of the Company and its Subsidiaries under such Contract are greater than $2,000,000;

(xii) involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person, which acquisition or disposition has yet to be consummated;

(xiii) which are (A) not otherwise required to be disclosed by another clause of this Section 3.17(a), (B) not a Contract with customer, supplier or distributor of the Company, and (C) by its terms calls for future aggregate payments by the Company and its Subsidiaries or for the Company or any of its Subsidiaries under such Contract of more than $1,500,000 in any one year (including by means of royalty payments);

(xiv) require future payments or expenditures and relate to cleanup, abatement, remediation or similar actions in connection with environmental liabilities;

(xv) are leases or sub-leases of any equipment, machinery, vehicle or other tangible personal property which require future annual payments in excess of $500,000;

(xvi) is a lease or sub-lease of real property;

(xvii) is between the Company and any of its Subsidiaries, other than any Contract relating to the operation of the Company and its Subsidiaries in the ordinary course consistent with past practice;

(xviii) contains a right of first refusal, first offer or first negotiation;

(xix) required during the last twelve (12) months, or is reasonably expected to require in the future, payments from the Company or any of its Subsidiaries to any person or organization who, to the Knowledge of the Company, has made referrals to the Company or any of its Subsidiaries;

(xx) contains covenants of the Company or any of its Subsidiaries to indemnify or hold harmless another Person, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, is in the ordinary course of business consistent with past practice or reasonably expected to be less than $500,000 (excluding attorneys’ fees); or

(xxi) relates to an acquisition and provides that the Company or any of its Subsidiaries has any “earn-out” or other contingent payment obligations.

Each Contract of the type described in this Section 3.17(a) is referred to herein as a “Material Contract”

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect and (ii) the Company and its Subsidiaries have and, to the Knowledge of the Company each other party thereto has, performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or to the Knowledge of the Company, by

any other party thereto, except for those defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.18 Regulatory Compliance.

(a) The Company and its Subsidiaries are, and since January 1, 2008 have been, in compliance with all health care laws applicable to the Company and its Subsidiaries, or by which any property, business product or other asset of the Company and its Subsidiaries is bound or affected, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Stark law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Federal Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) (the “FDCA”), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), any comparable foreign, federal or state laws, and the regulations promulgated pursuant to such laws (collectively, “Health Care Laws”), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has not received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Entity, including, without limitation, the United States Food and Drug Administration (“FDA”), the Centers for Medicare & Medicaid Services, and the U.S. Department of Health and Human Services Office of Inspector General, alleging potential or actual non-compliance by, or liability of, the Company under any Health Care Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company and its Subsidiaries hold such Permits of the FDA required for the conduct of their respective businesses as currently conducted (collectively, the “FDA Permits”) and all such FDA Permits are in full force and effect, except where the failure to hold an FDA Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have fulfilled and performed all of their material obligations with respect to the FDA Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any FDA Permit, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2008, neither the Company nor any of its Subsidiaries has received any material written information from the FDA or any other Governmental Entity with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or such other Governmental Entity, other than routine regulatory comments.

(c) All material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA by the Company and its Subsidiaries have been so filed,

maintained or furnished and, to the Knowledge of the Company, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(d) To the Knowledge of the Company, the design, manufacture, testing and distribution of products by or on behalf of the Company and its Subsidiaries is being, and since January 1, 2008 has been, conducted in compliance in all material respects with all applicable Health Care Laws, including, without limitation, the FDA’s current good manufacturing practice regulations at 21 C.F.R. Part 820 for medical device products sold in the United States, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Since January 1, 2008, the Company and its Subsidiaries have not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any product manufactured, distributed or marketed by or on behalf of the Company and its Subsidiaries (each, a “Safety Notice”). To the Knowledge of the Company, as of the date hereof, there are no facts which are reasonably likely to cause a Safety Notice. Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any product or product candidate, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any product or product candidate or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any product or product candidate produced at any facility where any product or product candidate is manufactured, tested, processed, packaged or held for sale.

(f) To the Knowledge of the Company, the clinical and pre-clinical studies conducted by or on behalf of or sponsored by the Company or its Subsidiaries, or in which the Company and its Subsidiaries or their products or product candidates have participated were and, if still pending, are being conducted in accordance with standard medical and scientific research procedures and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 812, 814 and 820, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other Governmental Entity since January 1, 2008 requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Company or any of its Subsidiaries, or in which the Company or the any of its Subsidiaries have participated.

(g) Since January 1, 2008, neither the Company nor any of its Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other notices alleging a lack of safety from the FDA or any other Regulatory Authority, and there is no action or proceeding pending or, to the Knowledge of the Company, threatened by any Regulatory Authority, contesting the investigational device exemption, premarket clearance or approval of, the uses of, or the labeling or promotion of, or otherwise alleging any violation of law with respect to, any product manufactured, distributed or marketed by or on behalf of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation regarding the Company or Company Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (collectively, “FDA Fraud Policy”), or otherwise. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any its Subsidiaries, has made an untrue statement of a material fact to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke the FDA Fraud Policy or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened, against the Company or, to the Knowledge of the Company, any of its directors, officers, employees or agents.

(i) As of the date hereof, no product manufactured and/or commercially distributed by the Company or any of its Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. § 351 (or any similar Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Law) or (iii) a product that is in violation of 21 U.S.C. §§ 360 or 360e (or any similar Law), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j) Neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

Section 3.19 Insurance. Section 3.19 of the Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

Section 3.20 Questionable Payments. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries (nor any of their respective Representatives) has, in connection with the operation of their respective businesses, (a) used or promised any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law, or (b) paid, promised, accepted or received any unlawful contributions, payments, expenditures or gifts.

Section 3.21 Related Party Transactions. No current director, officer, Affiliate or Associate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract with the Company or any of its Subsidiaries of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.22 Opinion of Financial Advisors of the Company. Prior to the execution of this Agreement, the Company has received an opinion from the Company Financial Advisor to the effect that, on the basis of and subject to the matters set forth therein, as of the date thereof, the Merger Consideration to be paid to the holders of common stock of the Company in the Merger is fair from a financial point of view to such holders, and such opinion has not been withdrawn or modified

Section 3.23 Required Vote of Company Stockholders. The only vote of the stockholders of the Company required to adopt this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares entitled to vote thereon in favor of the adoption of this Agreement in accordance with the Corporation Law (the “Company Stockholder Approval”). No other vote of the stockholders of the Company is required by Law, the Certificate of Incorporation or Bylaws of the Company or otherwise to adopt this Agreement and approve the Merger.

Section 3.24 State Takeover Statutes Inapplicable; Rights Agreement. The Board of Directors of the Company has taken all action necessary so that (assuming Section 4.06 is correct) the restrictions on “business combinations” set forth in Section 203 of the Corporation Law are inapplicable to, and to the Knowledge of the Company no other Takeover Law is applicable to, the Merger and the other transactions contemplated hereby. The Company does not have in effect any “poison pill” or stockholder rights plan.

Section 3.25 Commercial Relationships.

(a) Section 3.25(a) of the Disclosure Letter sets forth the fifteen (15) largest customers of the Company and its Subsidiaries for the fiscal year ended January 1, 2011 (“Major Customers”), as measured by the dollar amount of payments made by such customers. To the Knowledge of the Company, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notification that any such customer intends to terminate or adversely change its relationship with the Company or any of its Subsidiaries in any material respect.

(b) Section 3.25(b) of the Disclosure Letter sets forth the fifteen (15) largest suppliers of parts, inventory, components or other materials used in the products of the Company and its Subsidiaries for the fiscal year ended January 1, 2011 (“Major Suppliers”), as measured by the dollar amount of payments made to such suppliers. To the Knowledge of the Company, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notification that any such supplier intends to terminate or adversely change its relationship with the Company or any of its Subsidiaries in any material respect.

Section 3.26 U.S. Export and Import Controls.

(a) The Company and each of its Subsidiaries are, and since January 1, 2008 have been, in material compliance with applicable United States export control and import laws, and with United States Laws governing embargoes, sanctions and boycotts, including the Arms Export Controls Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq. ), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et. seq.), the Foreign Trade Regulations (15 C.F.R. Part 30) and all rules, regulations and executive orders relating to any of the foregoing, and the laws administered by the Office of Foreign Assets Controls of the United States Department of the Treasury, and the laws administered by United States Customs and Border Protection (collectively, the “U.S. Export Control and Import Laws”).

(b) Since January 1, 2008, neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity that alleges that the Company or any of its Subsidiaries or any agent or employee thereof has had a material violation of, is not in material compliance with, or has any material liability under, any U.S. Export Control and Import Laws.

(c) Since January 1, 2008, neither the Company nor any of its Subsidiaries has made or intends to make any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or liability of the Company or any of its Subsidiaries arising under or relating to any U.S. Export Control and Import Laws.

(d) To the Knowledge of the Company, since January 1, 2008, there have been no investigations or administrative enforcement actions, pending or closed by any

Governmental Entity with respect to any potential material violation or liability of the Company or any of its Subsidiaries arising under or relating to any U.S. Export Control and Import Laws.

Section 3.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 or in any other reports, schedules, forms, statements and other documents filed by Parent with the SEC subsequent to such Form 10-K but prior to the date of this Agreement, but excluding any disclosures set forth in any risk factor section and any general statements which, in each case, are cautionary, predictive or forward-looking in nature, or (ii) as set forth in the section of the Parent disclosure letter dated the date hereof and delivered by Parent to the Company with respect to this Agreement prior to the date hereof (the “Parent Disclosure Letter”) that specifically corresponds to such Section (or in any other section of the Parent Disclosure Letter if the applicability of such disclosure to such Section is reasonably apparent on its face), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01 Organization and Qualification. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or otherwise affect Parent’s or Merger Sub’s ability to satisfy its obligations hereunder, each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 4.02 Authority for this Agreement. Each of Parent and Merger Sub has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. As of the date of this Agreement, the Board of Directors of Parent and the

Board of Directors of Merger Sub have each declared the advisability of and approved this Agreement and the Merger at meetings duly called and held (or by unanimous written consent).

Section 4.03 Proxy Statement. None of the information supplied by Parent, Merger Sub or any Affiliate or Representatives of Parent or Merger Sub in writing, expressly for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by any other Person that is included in the Proxy Statement.

Section 4.04 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act and any Foreign Antitrust Laws, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, or (iii) the filing and recordation of appropriate merger documents as required by the Corporation Law, (c) violate, conflict with or result in a breach of any provision of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound, except that in each of clauses (b), (c) or (d) where any failure to obtain such consents, approvals, authorizations or permits, any failure to make such filings or any such violations, conflicts, breaches or defaults would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or otherwise affect Parent’s or Merger Sub’s ability to satisfy its obligations hereunder.

Section 4.05 Litigation. There is no Litigation pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or otherwise affect Parent’s or Merger Sub’s ability to satisfy its obligations hereunder. Neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or otherwise affect Parent’s or Merger Sub’s ability to satisfy its obligations hereunder.

Section 4.06 Interested Stockholder. Neither Parent nor Merger Sub nor any of their respective “affiliates” or “associates” is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such terms are defined in Section 203 of the Corporation Law.

Section 4.07 Sufficient Funds.

(a) The aggregate proceeds from the Financing, together with Parent’s current cash on hand, will provide Parent with sufficient funds at the Effective Time to consummate the Merger and to pay all costs, fees and expenses incurred by Parent, Merger Sub and the Company in connection with this Agreement and the transactions contemplated by this Agreement (including any refinancing or repayment of indebtedness of Parent, Merger Sub or the Company required in connection therewith).

(b) Parent has delivered to the Company true, complete and correct copies of executed commitment letters, dated as of the date hereof, from Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A. (the “Financing Commitments”), pursuant to which the Debt Financing Sources parties thereto have agreed, subject only to the conditions precedent set forth in the fourteenth paragraph of the Financing Commitment letter; the Certain Funds Provision (as defined in the Financing Commitments) therein and, solely with respect to the senior secured facilities described in the Financing Commitments, the other conditions set forth in Part IV of the Senior Term Sheet (as defined in the Financing Commitments) under the heading “Initial Conditions” and the conditions set forth in clause (a) of Part IV of the Senior Term Sheet under the heading “Ongoing Conditions”; and, solely with respect to the bridge facility described in the Financing Commitments, the other conditions set forth in Section 4 of the Bridge Term Sheet (as defined in the Financing Commitments) under the heading “Initial Conditions” (collectively, the “Financing Conditions”), to provide the debt financing set forth therein for the purposes of financing the transactions contemplated hereby (the “Financing”). The Financing Commitments are in full force and effect as of the date of this Agreement and are legal, valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, the other parties thereto. As of the date of this Agreement, none of the Financing Commitments has been amended, supplemented or modified in any respect, the respective commitments contained in the Financing Commitments have not been withdrawn, terminated, repudiated or rescinded in any respect. None of the Financing Commitments will be amended, supplemented, modified or waived in any respect at any time thereafter except as expressly permitted by Section 5.13(b). As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term, or a failure of any condition, of any Financing Commitment and neither Parent nor Merger Sub has any reason to believe that (i) it or any other party thereto will be unable to satisfy on a timely basis any term of, or condition set forth in, the Financing Commitments on or prior to the Closing or (ii) the Financing will not be made available to Parent and Merger Sub on the Closing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than the Financing Conditions, and the only conditions precedent or other contingencies relating to the funding of the Financing on the Closing that will be included in the definitive documentation with respect to the Financing shall be the Financing Conditions. There are no side letters or other agreements, Contracts or arrangements related to the funding of the full amount of the Financing or the financing of any of the transactions contemplated by this Agreement other than as expressly set forth in the Financing Commitments, the fee letters, dated as of the date hereof, from Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A. relating to the Financing Commitments, a true, complete and correct copy of which Parent has delivered to the Company in a redacted form removing only the fees payable on the Closing to the Debt Financing Sources party thereto, and the engagement letter, dated as of the date hereof, from Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated relating to the Financing, a true, complete and correct copy of which Parent has delivered to the Company in a redacted form removing only the fees payable on the Closing. Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing, and Parent represents that any other fees that are due under the Financing Commitments are required to be paid no earlier than the Closing.

Section 4.08 Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

Section 4.09 Solvency. As of the Effective Time, assuming (a) satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth herein, or the waiver of such conditions, and (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof, immediately after giving effect to all of the transactions contemplated by this Agreement, including, without limitation, the Financing and the payment of the aggregate Merger Consideration and the consideration in respect of the Company Options, Company Stock Awards and awards issued pursuant to the ESPP pursuant to Section 2.04 and any other repayment or refinancing of debt that may be contemplated in the Debt Commitment Letters or otherwise, and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For purposes of this Section 4.09, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (x) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole on its existing debts (including contingent liabilities) as such debts become absolute and matured; (y) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (z) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.10 Disclaimer of Other Representations and Warranties. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III of this Agreement, (a) neither the Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, (b) Parent and Merger Sub are not relying on any other representations or warranties, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business of the Company. Except as described in Section 5.01 of the Disclosure Letter or as expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the present relationships with those Persons having significant business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided for by this Agreement, during the period specified in the preceding sentence, without the prior written consent of Parent (including by electronic mail), (provided, that Parent shall use its reasonable best efforts to provide a response within five (5) Business Days following the applicable request for consent, which requests shall be made solely by the person designated on Section 5.01 of the Disclosure Letter) the Company shall not and shall not permit any of its Subsidiaries to:

(a) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than in connection with (1) the exercise of Company Options that are outstanding on the date of this Agreement in accordance with their present terms, (2) the issuance of shares upon the exercise of any options granted under the ESPP pursuant to any purchase period in effect on the date of this Agreement in accordance with existing terms and payroll elections, and (3) issuances upon the conversion of the Convertible Notes;

(b) repurchase, acquire or redeem, directly or indirectly, or amend any Company Securities, other than in connection with (1) the forfeiture or expiration of outstanding Company Options, and (2) the withholding of shares of Company common stock to satisfy Tax obligations with respect to the exercise of Company Options pursuant to any obligations contained in the Company Stock Plans;

(c) subdivide, split, combine, exchange, recapitalize, reclassify or enter into any similar transaction with respect to any of its capital stock or other equity interests or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);

(d) (i) make (x) any acquisition or cause any acquisition to be made, by means of a merger, consolidation, recapitalization, joint venture or otherwise, of any material assets or any business or equity interest of any Person or (y) any sale, lease, encumbrance or other disposition of assets or securities of the Company any of its Subsidiaries or any third party, in each case involving the payment of consideration (including consideration in the form of assumption of liabilities) of $1 million or more or the disposition of assets or securities with a fair market value in excess of $1 million, except for purchases or sales of raw materials or inventory made in the ordinary course of business and consistent with past practice, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, (iii) enter into any Material Contract or amend any Material Contract in any material respect or terminate any Material Contract or grant any release or relinquishment of any material rights under any Material Contract or (iv) enter into, modify, supplement or amend any material lease or sublease of any real property;

(e) (i) incur, assume or otherwise become liable or responsible for any long term debt or short term debt, except for short-term debt incurred in the ordinary course of business consistent with past practice to fund working capital requirements in an amount not to exceed $5,000,000 at any time, (ii) repay, redeem or repurchase any long-term or short-term debt or (iii) cancel any material debt or claim owed to the Company or any of its Subsidiaries;

(f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company;

(g) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company);

(h) change in any respect, any financial accounting methods, principles or significant practices used by it, except as required by GAAP or applicable law;

(i) make or change any Tax election, extend the statute of limitations or file any extension request (except for any such actions which do not require the approval of an officer of the Company pursuant to Law) relating to material Taxes with any Governmental Entity, amend any material Tax Return, or settle or compromise any material income Tax liability;

(j) adopt any amendments to its Certificate of Incorporation or Bylaws (or other similar governing documents);

(k) grant any severance or termination pay (other than pursuant to a Company Benefit Plan or Company Benefit Arrangement) which will become due and payable on or after the Effective Time (other than as required by applicable Law), or grant any increases in the compensation or benefits payable to its employees at the vice-president level and above or its board of directors;

(l) adopt, enter into, amend or terminate any collective bargaining or similar labor agreement or any agreement with a works council;

(m) adopt, enter into, amend or terminate any Company Benefit Plan or Company Benefit Arrangement (other than as required by applicable Law or to reflect changes in plan administration);

(n) incur any material capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent prior to the date of this Agreement;

(o) hire any person to be employed by the Company or any of its Subsidiaries or terminate the employment of any employee of the Company or any of its Subsidiaries, other than the hiring or firing of an employee below the vice-president level in the ordinary course of business consistent with past practice;

(p) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof or enter into any new line of business that is material to Company and its Subsidiaries, taken as a whole;

(q) enter into any material Contract or other material transaction between the Company or any of its Subsidiaries, on the one hand, and any Affiliate or Associate of the Company or any of its Subsidiaries on the other hand, other than in the ordinary course of business on terms no less favorable to the Company or its Subsidiary, as applicable, than the terms governing such transactions with third parties;

(r) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business consistent with past practice, including pursuant to existing indemnification agreements with officers and directors) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement outside of the ordinary course with, any of its officers or directors or any Affiliate or Associate of any of its officers or directors;

(s) pay, discharge, settle or satisfy any suit, action, claim, proceeding, investigation or other liability (whether contingent, absolute, accrued, unaccrued, asserted, unasserted or otherwise) other than (i) liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) disclosed in the Company SEC Reports filed prior to the date hereof, (ii) liabilities incurred in the ordinary course of business, consistent with past practice or (iii) the settlement of any suit, action, claim, proceeding or investigation solely for monetary damages (without any admission of liability or other adverse consequences or restrictions on the Company, Parent, Merger Sub or the Surviving Corporation) not in excess of $500,000 individually or $1,000,000 in the aggregate;

(t) except in the ordinary course of business consistent with past practice, fail to take any action necessary or advisable to protect or maintain the Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries that is material to the conduct of the business of the Company or any of its Subsidiaries as currently conducted and planned by the Company or any of its Subsidiaries to be conducted, including the prosecution of pending applications for Patents and Trademarks, the filing of documents or other information or the payment of any maintenance or other fees related thereto; or

(u) offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Prior to the Closing, the Company shall, at Company’s expense, use commercially reasonable efforts to effect any necessary corrective change of ownership and recordals with all patent, trademark, and copyright offices and domain name registrars and other similar authorities where, to the Knowledge of the Company, Intellectual Property owned by the Company or any of its Subsidiaries is recorded in the name of one or more legal predecessors of the Company or any of its Subsidiaries or any Person other than the Company or any of its Subsidiaries, provided that Parent notifies the Company of such Intellectual Property.

Section 5.02 No Solicitation.

(a) The Company shall not, and shall cause its Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, solicit, initiate, knowingly encourage, enter into, continue or otherwise participate in any discussions or negotiations with respect to, any Acquisition Proposal (as defined below), or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any action (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the Corporation Law) to assist or knowingly facilitate, or that would reasonably be expected to assist or facilitate, any Person or group in respect of, any Acquisition Proposal, or propose, agree or publicly announce an intention to take any of the foregoing actions or any other action which would reasonably be expected to lead to an Acquisition Proposal. Notwithstanding the foregoing and subject to the prior execution by such Person or group of a confidentiality agreement with terms at least as restrictive in all material respects on such Person or group as the Confidentiality Agreement is on Parent (including the “standstill” provisions thereof), which confidentiality agreement shall not prohibit the Company from complying with the terms of this Section 5.02, the Company may, at any time prior to the adoption of this Agreement by the requisite vote of the holders of Shares, furnish information (so long as all such information has previously been made available to Parent or Merger Sub or is made available to Parent or Merger Sub prior to or concurrently with the time such information is made available to such Person or group) to or enter into discussions or negotiations with any Person or group that has made an unsolicited bona fide written Acquisition Proposal after the date hereof and not resulting from a breach of this Section 5.02 if, and only if, a majority of the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that (i) such unsolicited bona fide Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, and (ii) it is necessary for the Board of Directors of the Company to furnish such information or enter into such discussions or negotiations in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02 by any

Representative or Affiliate of the Company or any Subsidiary of the Company shall be deemed to be a breach of this Section 5.02 by the Company.

(b) The Company will promptly (and in any event within twenty-four (24) hours after the Company has Knowledge thereof) (i) notify Parent in writing if any such information referred to in Section 5.02(a) is requested or any such negotiations or discussions referred to in Section 5.02(a) are sought to be initiated, and (ii) communicate the material terms of, and the identity of the Person making, such request, inquiry or Acquisition Proposal. The Company will keep Parent promptly informed of the status and material details of any such request, inquiry or Acquisition Proposal (including any modifications to the financial or other material terms of any request, inquiry or Acquisition Proposal) and will provide to Parent promptly after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries or any of their respective Representatives from any Person that describes any of the terms or conditions of any inquiry, request or Acquisition Proposal. Without limiting the generality of the foregoing, the Company shall promptly notify Parent if the Company determines to begin providing information to any third party related to an Acquisition Proposal or determines to begin discussions with a third party related to an Acquisition Proposal. In addition, during the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement entered into by the Company or any of its Subsidiaries prior to the date of this Agreement. Without derogating from the preceding sentence, if a majority of the Company’s Board of Directors determines that it is necessary, in order to comply with the fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under applicable Law, to permit a third party to commence a tender or exchange offer, then the Company may waive any “standstill” provision applicable to such third party contained in a confidentiality agreement entered into in accordance with Section 5.02(a) after the date of this Agreement to permit the commencement of such tender or exchange offer if and only if such tender or exchange offer (i) is for all of the outstanding voting securities of the Company and (ii) in connection therewith the Board of Directors of the Company or any committee thereof shall have made a Company Adverse Recommendation Change. Subject to the preceding sentence, during the period from the date of this Agreement through the Effective Time, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any and all confidentiality, “standstill” or similar agreements to which it is a party, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

(c) The Company will, and will cause its Subsidiaries and its and their respective officers, directors, employees to, immediately cease, and the Company will use reasonable best efforts to cause its Representatives and Affiliates to cease, any existing activities, discussions, or negotiations with any Persons other than Parent and Merger Sub conducted prior to the date hereof with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal and shall request the prompt return or destruction of any nonpublic information provided to any such Person in connection with any such activities, discussions or negotiations.

(d) Except as permitted by Section 5.02(e), neither the Company, nor the Board of Directors of the Company, nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the approval of this Agreement, the agreement of merger contained herein or the Merger or its recommendation that the Company’s stockholders adopt this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (any action described in the foregoing clauses (i) and (ii), a “Company Adverse Recommendation Change”) or (iii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow the Company or any Subsidiary of the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.02(a) pursuant to and in accordance with the limitations set forth therein).

(e) Notwithstanding the foregoing, the Board of Directors of the Company, or any committee thereof, may make a Company Adverse Recommendation Change (i) if a development or a change in circumstances occurs or arises after the date of this Agreement that was not known by the Company Board as of the date of this Agreement and a majority of the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be likely to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, or (ii) if (A) the Company has received a bona fide written Acquisition Proposal that did not result from a violation of this Section 5.02, (B) a majority of the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such bona fide written Acquisition Proposal constitutes a Superior Proposal and that it intends to accept or recommend such Acquisition Proposal as a Superior Proposal, (C) a majority of the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be likely to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, (D) the Company provides Parent prior written notice of its intent to make any such Company Adverse Recommendation Change at least five (5) days prior to taking such action, including all of the terms and conditions of such Acquisition Proposal, (a “Notice of Superior Proposal”), (E) during such five (5) day period, the Company negotiates in good faith with Parent (to the extent that Parent wishes to negotiate) to enable Parent to make an offer that is at least as favorable to the stockholders of the Company as such Acquisition Proposal, (F) Parent does not, within such five (5) day period, make an offer that a majority of the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel, to be an offer such that the Acquisition Proposal no longer constitutes a Superior Proposal; provided, that, in the event of any amendment to the financial (including form of consideration) or other material terms of such Acquisition Proposal, the Company shall deliver to Parent a new written Notice of Superior Proposal and shall comply with the requirements of this Section 5.02(e) with respect to such new Notice of Superior Proposal, and (G) the Company’s Board of Directors, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Merger Sub after receipt of such notice, continues to believe that such Acquisition Proposal constitutes a Superior Proposal.

(f) Nothing contained in this Section 5.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside legal counsel) failure to do so would reasonably be likely to constitute a breach of its fiduciary duties to stockholders under applicable Law, or otherwise violate its obligations under applicable Law; provided, however, that no such action or disclosure may have any of the effects set forth in Section 5.02(d) or Section 5.02(e) unless the Company shall have first complied with its obligations in Section 5.02(e).

(g) Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal; provided, however, that no such action or disclosure may have any of the effects set forth in Section 5.02(d) or Section 5.02(e) unless the Company shall have first complied with its obligations in Section 5.02(e).

(h) For purposes of this Agreement: “Acquisition Proposal” means any inquiry, proposal or offer (whether in writing or otherwise) from any Person (other than Parent or Merger Sub) relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of any assets or businesses that constitute 15% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or assets of the Company and the Company’s Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any Subsidiary of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any Subsidiary of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any Subsidiary of the Company pursuant to which any Person or the stockholders of any Person would own 10% or more of any class of equity securities of the Company or any Subsidiary of the Company or of any resulting parent company of the Company, other than the Merger or any of the other transactions contemplated by this Agreement; and “Superior Proposal” means a bona fide proposal or offer constituting a Acquisition Proposal that, if consummated, would result in the Person making such proposal or offer acquiring, directly or indirectly, a majority of the Company’s outstanding equity securities (or a majority of the outstanding equity securities of the surviving entity in a merger of the Company or the direct or indirect parent of the surviving entity in such a merger), or all or substantially all of the assets of the Company and the Company’s Subsidiaries, taken as a whole, which the Company’s Board of Directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (A) more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (B) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Section 5.03 Access to Information.

(a) Subject to the Confidentiality Agreement and applicable Law, the Company shall (i) give Parent and Merger Sub and their Representatives reasonable access (during regular business hours upon reasonable notice) to such employees, plants, offices, warehouses and other facilities at reasonable times and to such books, contracts, commitments and records (including Tax Returns) of the Company and its Subsidiaries as Parent may reasonably request and instruct the Company’s and its Subsidiaries’ independent public accountants to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties, litigation matters, personnel and environmental compliance of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request (including any final revenue summary and final summary monthly financial reporting package that is provided to the Company’s senior executive managers and a monthly discussion of such materials with the Company’s senior executive managers), and (iv) furnish promptly to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws. The Company shall: (i) keep Parent promptly informed of (A) any material communication (written or oral) with or from the FDA and any other Regulatory Authority and (B) any material communications (written or oral) received from any Person challenging the validity or ownership the Intellectual Property of the Company and (ii) not make any written submissions relating to product approvals or any other material submissions to the FDA or any other Regulatory Authority without prior disclosure to Parent of the details of such submissions. Notwithstanding the foregoing, the Company shall not be obligated to provide such access, inspections, data or other information to the extent that to do so (x) may cause a waiver of an attorney-client privilege, loss of attorney work product protection or loss or waiver of any other legal privilege, or (y) would violate a confidentiality or other contractual obligation to any Person; provided, however, that the Company shall use its reasonable best efforts to obtain any required consents to provide such access, inspections, data or other information and take such other action (such as the redaction of identifying or confidential information, entry into a joint defense agreement or other agreement or by providing such access, inspections, data or other information solely to outside counsel to avoid the loss of attorney client privilege) as is necessary to provide such access, inspections, data or other information to Parent and Merger Sub in compliance with applicable Law. In addition, the Company and its officers and employees shall reasonably cooperate with Parent in Parent’s efforts to comply with the rules and regulations affecting public companies, including the Sarbanes-Oxley Act. No review pursuant to this Section 5.03(a) shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

(b) Information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall be subject to the provisions of the Confidentiality Agreement.

Section 5.04 Stockholder Approval. The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Special Meeting”) for the purpose of obtaining the Company Stockholder Approval, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Except as specifically permitted by paragraphs (d) and (e) of Section 5.02, the Board of Directors of the Company shall continue to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement and the Company shall use its reasonable best efforts to obtain from its stockholders the Company Stockholder Approval, including the solicitation of proxies in compliance with applicable Law, the applicable rules of the Nasdaq Global Select Market and the Company Certificate of Incorporation and Bylaws. Unless this Agreement shall have been earlier terminated in accordance with Section 7.01(including, for the avoidance of doubt, Section 7.01(g)), the Company shall submit this Agreement to its stockholders for adoption without regard to (i) the making, commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal or (ii) any Company Adverse Recommendation Change. The Company may adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Special Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on this Agreement or (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Special Meeting or there are insufficient votes to approve the adoption of this Agreement, but in the case of this clause (ii), only to the extent necessary to obtain the requisite approval of this Agreement by the Company’s stockholders.

Section 5.05 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, including Section 5.05(d), each of the Company, Parent and Merger Sub shall use its reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as reasonably practicable on the terms and subject to the conditions hereof. Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its reasonable best efforts: (A) to file promptly, and in no event later than ten (10) Business Days after the date of this Agreement, a Notification and Report Form under the HSR Act, (B) to promptly make any required submissions under Foreign Antitrust Laws that are set forth on Section 6.01(c) of the Disclosure Letter, (C) to furnish information required in connection with such submissions under the HSR Act or any Foreign Antitrust Law, (D) to keep the other parties reasonably informed with respect to the status of any such filings or submissions under the HSR Act or any Foreign Antitrust Law, including with respect to: (1) the receipt of any non-action, action, clearance, consent, approval or waiver, (2) the expiration or termination of any waiting period, (3) the commencement or proposed or threatened commencement of any Litigation or other proceeding under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law and (4) the nature and status of any objections raised or proposed or threatened to be raised under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law with respect to this Agreement, the Merger or the other transactions contemplated hereby and (E) to obtain all necessary waiting period expirations or terminations, actions or non-actions, waivers, consents, clearances and approvals from any Governmental Entity; and (ii) Parent, Merger Sub and the Company shall cooperate with one another: (A) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any supranational, national, federal, state, foreign or local Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other Contracts or instruments material to the Company’s business in connection with this Agreement, the Merger or the consummation of the other transactions contemplated hereby and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely the expiration or termination of any waiting period and any required consents, permits, authorizations, approvals or waivers.

(b) Each of the Company, Parent and Merger Sub shall: (i) promptly notify the others of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Entity and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Entity and (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Entity in respect of any filings, submissions, investigation, or inquiry concerning the Merger.

(c) Subject to Section 5.05(f), in furtherance and not in limitation of the foregoing, each of the Company, Parent and Merger Sub agree to use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law that may be required to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable and no later than the Outside Date, including committing to or effecting by consent decree, hold separate order, trust, or otherwise the sale or disposition of assets or businesses, and agreeing to operational, conduct, financial and ownership restrictions, to avoid the entry of, or to effect the dissolution of or vacate or lift, any order, decree or ruling that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement. Further, and for the avoidance of doubt, Parent will take any and all actions necessary in order to ensure the absence of any (x) requirement for any non-action, consent or approval of any state attorney general or other Governmental Entity, (y) decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) other matter relating to any antitrust or competition Law which would preclude consummation of the Merger by the Outside Date; provided, however, that Parent shall not be required to take any action set forth in this paragraph that would result in a Restraint.

(d) In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging any of the transactions contemplated hereby, each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement by the Outside Date.

(e) Neither Parent nor the Company shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets (except in each case pursuant to any agreement in effect on the date hereof), if the entering into of a definitive agreement relating to or the consummation of such acquisition, would reasonably be likely to materially increase the risk of delaying, impeding or not obtaining by the Outside Date any applicable waiting period termination or expiration, clearance, approval or waiver under the HSR Act or any Foreign Antitrust Law with respect to the transactions contemplated by this Agreement.

(f) Notwithstanding anything to the contrary in this Section 5.05, Parent shall not be required to sell, divest, hold separate, license or agree to any other structural or conduct remedy with respect to any Subsidiary, operation, division, business, product line, customer, asset or relationship of Parent or Company or any of their Affiliates or Subsidiaries other than such sale, divestiture, hold separate, license or structural or conduct remedy with respect to operations, divisions, businesses, product lines or assets that would represent an amount of annual revenues of $50,000,000 or less (any such action that is not required to be taken pursuant to this subsection (f) a “Restraint”).

Section 5.06 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, exculpation and advancement of expenses existing in favor of the current or former directors, officers, employees and agents of the Company or any of its Subsidiaries and any other Persons serving at the request of the Company in such capacity or any other capacity with another corporation, partnership, joint venture, trust or other enterprise (each an “Indemnified Person”) as provided in the Company’s Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries, or under any agreement filed as an exhibit to a Company SEC Document filed at least two (2) Business Days prior to the date hereof or listed on Section 3.17 of the Disclosure Letter, as in effect as of the date hereof with respect to matters occurring prior to or at the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six (6) years following the Effective Time and until the final disposition of any action, suit or proceeding commenced during such period.

(b) From and after the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect for a period of six (6) years after the Effective Time, in respect of acts or omissions occurring prior to or at the Effective Time, policies of directors’ and officers’ liability insurance (which may take the form of an extended reporting period, endorsement or policy) covering the Persons currently covered by the Company’s existing directors’ and officers’ liability insurance policies in an amount and scope at least as favorable as the Company’s existing policies; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such policies in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement (the “Maximum Premium”). If the Surviving Corporation’s existing directors’ and officers’ insurance policy expires or is cancelled prior to the sixth anniversary of the Effective Time or if the premium for such policies exceeds the Maximum Premium, then the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance coverage as can be obtained for the remainder of such six-year period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less favorable to the Indemnified Persons as the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, and in lieu of the foregoing coverage, the Company may purchase a six-year “tail” prepaid policy on the directors’ and officers’ liability insurance policies on terms and conditions no less advantageous than the directors’ and officers’ liability insurance policies, provided that the amount paid by the Company for such “tail” policy shall not exceed $1,200,000. In the event that the Company purchases such a “tail” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 5.06(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Corporation on or prior to the sixth anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made against such Indemnified Person, the provisions of this Section 5.06 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d) This Section 5.06 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, the Indemnified Persons and their respective heirs and legal representatives.

(e) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers of conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.06. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.06.

Section 5.07 Employee Matters.

(a) Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation (or any Subsidiary thereof) to, honor all Company Benefit Agreements, in accordance with the terms of such agreements, including without limitation any provision providing for the termination or expiration of such agreements following a “change in control” (as such term is defined therein) or otherwise providing for termination or amendment. From the Effective Time through December 31, 2012, officers and employees of the Company or any of its Subsidiaries shall remain eligible to participate in the Company’s severance plan, as set forth in Section 5.07(a) of the Disclosure Letter. From and after December 31, 2012, such officers and employees of the Company or any of its Subsidiaries shall become eligible to participate in Parent’s then-current severance policy (if any), as may be in effect from time to time, to the same extent as similarly situated officers and employees of Parent. In addition, Parent agrees to cause the Surviving Corporation to maintain, without amendment, any bonus plans that are in effect at the Effective Time until the last day of the calendar year in which the Effective Time occurs; provided, that the foregoing shall not prevent adjustments to financial performance metrics applicable under any such plan to reflect the effect of the Merger on the financial performance of the Company as long as such adjustments are not materially disadvantageous to the employees of the Company.

(b) Parent hereby agrees that, from the Effective Time through December 31, 2012, it shall, or it shall cause the Surviving Corporation (or any Subsidiary thereof) to, (i) provide each employee of the Company and its Subsidiaries who continues to be employed by Parent or the Surviving Corporation (or any Subsidiary thereof) as of the Effective Time (each, a “Continuing Employee”) with at least the same level of base salary or hourly wage, as the case may be, and incentive compensation targets that were provided to such Continuing Employee immediately prior to the Effective Time, and (ii) provide the Continuing Employee with employee benefits, perquisites and fringe benefits that are no less favorable in the aggregate than, those provided to such Continuing Employee immediately prior to the Effective Time, in each case, subject to Section 5.07(a).

(c) Parent will, and will cause the Surviving Corporation (or any Subsidiary thereof) to, cause service rendered by each Continuing Employee to the Company or its predecessors prior to the Effective Time to be credited for all purposes (other than for purposes of determining an accrued benefit under any defined benefit pension plan) under the employee benefit plans, programs, policies and arrangements maintained by Parent or the Surviving Corporation or any Subsidiary thereof (collectively, the “Parent Benefit Plans”), to the same extent as such service was taken into account under a corresponding Company Benefit Plan as of the Effective Time; provided, however, that no such credit shall be required to the extent that it would result in a duplication of benefits for the same period of service.

(d) Parent will, or will cause the Surviving Corporation or any Subsidiary thereof (or use its reasonable best efforts to cause its insurance carriers) to cause the group health plan maintained by Parent or the Surviving Corporation (or any Subsidiary thereof), to the extent such group health plan is made available to the Continuing Employees after the Effective Time, to (i) waive any evidence of insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to the Continuing Employees and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the applicable Company Benefit Plan prior to the Effective Time) and (ii) provide the Continuing Employees with credit, for the calendar year in which the Effective Time occurs, for the amount of any out-of pocket expenses and copayments or deductible expenses that were covered by the applicable Company Benefit Plan and are incurred by them during the calendar year in which the Effective Time occurs under a group health plan maintained by Parent or the Surviving Corporation (or any Subsidiary thereof).

(e) Prior to the Closing, the Company and its Subsidiaries, as applicable, shall comply in all material respects with any and all notice, consultation, effects bargaining or other bargaining obligations to any labor union, labor organization, works council or group of employees of the Company and its Subsidiaries in connection with the transactions contemplated in this Agreement.

(f) Other than Section 5.06, no provision of this Agreement shall (i) create any third-party beneficiary or other rights in any current or former employee, director or other service provider of the Company or any of its Subsidiaries, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan, Company Benefit Agreement or Parent Benefit Plan or rights to continued employment or service with the Company, the Surviving Corporation, Parent or any Affiliate of any of the foregoing, (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan, Company Benefit Agreement or Parent Benefit Plan, or (iii) limit the ability of the Company, the Surviving Corporation, Parent or any Affiliate of the foregoing to terminate the employment of any Continuing Employee.

Section 5.08 Takeover Laws. The Company shall take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Merger Sub to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.

Section 5.09 Proxy Statement. The Company shall prepare and file with the SEC as promptly as reasonably practicable after the date hereof, a preliminary Proxy Statement (the “Preliminary Proxy Statement”) relating to the Merger as required by the Exchange Act and the rules and regulations thereunder. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations thereunder to be included in the Preliminary Proxy Statement. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent with, and consult with Parent regarding, any comments that may be received from the SEC or its staff with respect thereto, shall respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest reasonably practicable date and shall use its reasonable best efforts (subject to Section 5.02) to obtain the necessary approval of the Merger by its stockholders. If, at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub, any of their respective Affiliates, this Agreement or the transactions contemplated hereby (including the Merger), should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and to the extent required by applicable Law, disseminated to the stockholders of the Company. Except as Section 5.02 expressly permits, the Proxy Statement shall include the recommendation of the Board of Directors of the Company that the stockholders adopt the agreement of merger set forth in this Agreement. The Company shall give

Parent reasonable opportunity to review and comment upon the Preliminary Proxy Statement, the Proxy Statement and any amendment or supplement thereon and the Company shall give due consideration to any of Parent’s comments thereto.

Section 5.10 Securityholder Litigation. In the event that any securityholder Litigation related to this Agreement, the Merger or the other transactions contemplated hereby is brought against the Company and/or its directors, the Company shall promptly notify Parent of such Litigation and shall keep Parent informed on a current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate subject to a customary joint defense agreement in, but not control, the defense of any such securityholder Litigation against the Company and/or its directors; provided, however, that no settlement of any such securityholder Litigation shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed, except that Parent shall not be obligated to consent to any settlement which does not include full release of Parent and its Affiliates or which imposes an injunction or other equitable relief upon Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation).

Section 5.11 Press Releases. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States or non-U.S. securities exchange or regulatory or governmental body to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.12 Rule 16b-3. Notwithstanding anything herein to the contrary, prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause disposition of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.13 Financing.

(a) Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Financing at or prior to the Effective Time, including using reasonable best efforts to (i) maintain in effect the Financing and the Financing Commitments, (ii) enter into definitive financing agreements with respect to the Financing and Financing Commitments, so that such agreements are in effect as promptly as practicable but in any event no later than the Effective Time, (iii) satisfy on a timely basis all Financing Conditions and (iv) in the event that the Financing Conditions have been, or upon funding would be, satisfied, cause the Debt Financing Sources to fund the full amount of the Financing. Parent and Merger Sub shall deliver to the Company true, complete and correct copies of the Financing Commitments and shall keep the Company fully informed of material developments in respect of the financing process relating thereto as reasonably requested by the Company from time to time. Prior to the Closing, Parent and Merger Sub shall not agree to, or permit, any amendment or modification of, or waiver under, or any supplement, assignment, substitution or replacement of the Financing Commitments or other documentation relating to the Financing, except as expressly permitted under Section 5.13(b) or
Section 5.13(c), in each case, without the prior written consent of the Company.

(b) Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub shall have the right from time to time to amend, supplement or otherwise modify, or waive any of its rights under, the Financing Commitments or any definitive agreements with respect to the Financing; provided that any such amendment, supplement or other modification to, or waiver of, any provision of or remedy under the Financing Commitments or such definitive agreements shall not (i) include any conditions that are in addition to, or in the aggregate more onerous than, the Financing Conditions or otherwise expand, amend or modify any of the Financing Conditions in a manner adverse to Parent, Merger Sub or the Company, (ii) cause or be reasonably expected to cause a delay in the ability of, or hinder or prevent or adversely impact the ability of, Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or enforce its rights against the Debt Financing Sources with respect to the Financing Commitments, (iii) reduce the aggregate amount of the Financing or (iv) release, repudiate, withdraw, consent to or otherwise result in the termination of the obligations of the Debt Financing Sources under the Financing Commitments (except for the replacement of the lenders in respect of the bridge facility described therein for up to 20% of the aggregate commitments in respect thereof as expressly contemplated by the Financing Commitments). In such event, the new commitment letters entered into in accordance with this Section 5.13(b) shall be deemed to be a part of the “Financing” and the commitment with respect thereto shall be deemed to be a part of the “Financing Commitments” for all purposes of this Agreement).

(c) If, notwithstanding the use of reasonable best efforts by Parent and Merger Sub to satisfy its obligations under Section 5.13(a), any of the Financing or the Financing Commitments (or any definitive financing agreement relating thereto) expire or are terminated prior to the Closing, in whole or in part, for any reason, or all or any portion of the Financing shall otherwise become unavailable (or it shall become reasonably foreseeable that all or any portion of the Financing shall otherwise become available, including as a result of a breach or repudiation, or threatened or anticipated breach or repudiation, by any party to the Financing Commitments) Parent and Merger Sub shall (i) promptly notify the Company of such expiration, termination or other event and the reasons therefor, (ii) use reasonable best efforts to arrange for alternative financing (an “Alternative Financing”) on terms and conditions that are not less favorable to Parent and Merger Sub in the aggregate than the terms and conditions set forth in the Financing Commitments (which, together with other financial resources available to the Company, shall be in an amount sufficient to pay for the consummation of the transactions contemplated by this Agreement (including any refinancing or repayment of indebtedness of Parent, Merger Sub or the Company required in connection therewith) and which does not include any conditions that are in addition to, or in the aggregate more onerous than, the Financing Conditions) to replace the financing contemplated by such original commitments or agreements and (iii) use reasonable best efforts to obtain a new financing commitment that provides for such Alternative Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the commitment letter and fee letter (in redacted form removing only the fees payable on the Closing to a financing source) and related definitive financing documents related to such Alternative Financing relating to such commitment, in each case, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing). Upon obtaining any commitment for any such Alternative Financing, such financing shall be deemed to be a part of the “Financing” and the commitment with respect thereto shall be deemed to be a part of the “Financing Commitments” for all purposes of this Agreement. Parent and Merger Sub shall provide the Company with prompt notice of any breach by any party to the Financing Commitments of which Parent or Merger Sub becomes aware or any withdrawal, repudiation or termination of the Financing Commitments and, at the Company’s request, keep the Company informed on a current basis of the status of their efforts to obtain any Alternative Financing. Without limiting the foregoing, Parent and Merger Sub agree to notify the Company promptly, and in any event within three (3) Business Days, if at any time (A) any of the Financing Commitments shall expire, be withdrawn or be terminated for any reason, (B) any Debt Financing Source party to any of the Financing Commitments notifies Parent or Merger Sub that it no longer intends to provide financing on the terms set forth therein or (C) to the knowledge of Parent or Merger Sub, any party to any of the Financing Commitments is or is alleged to be in breach or default thereunder.

(d) [INTENTIONALLY OMITTED]

(e) In the period between the date hereof and the Closing, upon reasonable request of Parent and Merger Sub, the Company shall, and shall use reasonable best efforts to cause its Subsidiaries, Affiliates and Representatives to, reasonably cooperate with Parent and Merger Sub in connection with the Financing (for purposes of this Section 5.13(e), the “Financing” shall include any financing to be issued or incurred in lieu of the debt facilities described in the Financing Commitments and any registration by the Parent and/or its Subsidiaries under the Securities Act effected pursuant to the registration rights agreement, dated November 23, 2010, by and among Parent, certain Subsidiaries of Parent as guarantors, and J.P. Morgan Securities LLC, as representative of the Initial Purchasers (as defined therein)), including without limitation, in each case, at the reasonable request of Parent and Merger Sub, (i) preparation of all required financial statements relating to the Company and its Subsidiaries and provision of data relating to the Company and its Subsidiaries to allow Parent to prepare any required pro forma financial information in connection with the Financing; (ii) reasonably cooperating with the marketing efforts related to the Financing, including using reasonable best efforts to cause its Representatives to be available, during normal working hours and upon reasonable notice, to meet with the lender parties to the Financing Commitments and other prospective lenders and/or underwriters in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with rating agencies; (iii) the provision of pertinent information relating to the Company and its Subsidiaries relevant to the Financing reasonably requested by Parent and Merger Sub; (iv) reasonably assisting in the preparation of (A) customary offering documents, bank information memoranda, prospectuses and similar marketing documents, which contain all financial statements and other data relating to the Company and its Subsidiaries required to be included therein (which, in the case of financial information relating to the Company and its Subsidiaries, if required by applicable rules or regulations of the SEC or by the underwriters for any securities offering, shall have been reviewed by the independent accountants for the Company as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all appropriate pro forma financial information of the Company and its Subsidiaries (which pro forma financial statements shall be prepared by Parent or its Representatives) in accordance with, or reconciled to, GAAP and prepared in accordance with Regulation S-X under the Securities Act, and all other data (including selected financial data) relating to the Company and its Subsidiaries that the SEC would require in a registered debt offering on Form S-1 under the Securities Act or that would be necessary for an investment bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with a registered debt offering on Form S-1 under the Securities Act and (B) materials for rating agency presentations; (v) using commercially reasonable efforts to cause its independent accountants, consistent with their customary practice, to provide reasonable assistance and cooperation to Parent, including accounting due diligence sessions, and providing consent to Parent to use their audit reports relating to the Company and reasonable assistance in facilitating the provision of customary “comfort” (including “negative assurance” comfort) by such independent accountants, in each case on customary terms and consistent with their customary practice in connection with financings similar to the Financing; (vi) reasonably cooperating with Parent and Merger Sub in providing customary information with respect to its property and assets reasonably required in connection with the Financing Conditions and reasonably facilitating the pledging of collateral and providing of guarantees with respect to the Financing Commitments upon Closing consistent with the terms of this Agreement and, subject to the occurrence of the Closing, taking corporate actions necessary to permit the consummation of the Financing; (vii) assisting Parent as requested thereby in seeking to obtain ratings from Moody’s Investors Service, Inc. and Standard and Poor’s Rating Services, a division of The McGraw Hill Companies, Inc., with respect to the borrower of the Financing and the senior secured facilities described in the Financing Commitments to be provided in connection therewith; and (viii) delivering to Parent for further distribution to the lenders under the Financing Commitments all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT ACT (Title III of Pub. L. 107 56 (signed into law October 26, 2011)). Parent and Merger Sub shall promptly, upon request by the Company, reimburse the Company for all documented out-of-pocket expenses incurred by the Company, its affiliates or its representatives in connection with such cooperation. The effectiveness of any definitive financing documentation executed by the Company, its affiliates or its representatives in connection with such cooperation shall be subject to the consummation of the Closing.

(f) Each of Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries and their respective Representatives shall not, prior to the Closing, have any responsibility for, or incur any liability to any Person under, the Financing, any Alternative Financing or any other financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 5.13. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with any Transaction Financing or other securities offering of Parent and/or its Subsidiaries or any assistance or activities provided in connection therewith; provided, however, that the foregoing shall not apply in the Company’s or its Subsidiaries’ or other representatives’ willful misconduct or gross negligence.

Section 5.14 Payoff Letter.

(a) If there are any amounts then outstanding under the Credit Agreement, at least three (3) Business Days prior to the Closing, the Company shall deliver a notice of prepayment in accordance with the prepayment provisions of the Credit Agreement to the administrative agent (or similar person) under the Credit Agreement (the “Credit Agreement Agent”).

(b) If there are any amounts then outstanding under the Credit Agreement, at least one (1) Business Day prior to the Closing, the Company shall use reasonable best efforts to deliver to Parent a payoff letter in customary and substantially final form (the “Payoff Letter”) from the lenders, or the Credit Agreement Agent on behalf of the lenders, under the Credit Agreement which (i) confirms the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or any other outstanding and unpaid Obligations (as defined in the Credit Agreement) under the Credit Agreement as of the anticipated Closing (and the daily accrual of interest thereafter) (the “Payoff Amount”) and (ii) provides for the release of Liens and guarantees granted in connection with the Credit Agreement. The Company shall use its reasonable best efforts to (i) obtain customary documents, terminations and releases (including with respect to outstanding mortgages), as are reasonably necessary to release all Liens and all guarantees granted in connection with the Credit Agreement substantially concurrently with the Closing, subject to the receipt by such lenders of the applicable Payoff Amount and the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit of the Company under the Credit Agreement, and (ii) terminate the Credit Documents or Loan Documents, as applicable (as defined in the Credit Agreement) and all other related agreements and instruments in accordance with and to the extent allowed by their terms.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No applicable Law or Order shall be and remain in effect which has the effect of prohibiting the consummation of the Merger.

There shall not be pending or threatened any action, suit or proceeding by any Governmental Entity which challenges or seeks to enjoin the Merger.

(c) Required Clearances. Any applicable waiting or review periods (or extension thereof) relating to the Merger under the HSR Act and the Foreign Antitrust Laws set forth on Section 6.01(c) of the Disclosure Letter shall have expired or been terminated and any approvals, clearances or waivers required thereunder shall have been obtained.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in the first two sentences of Section 3.01 and the first two sentences of Section 3.02 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date); and (ii) each of the representations and warranties of the Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (other than those referred to in the foregoing clause (i)) shall be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date) except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d) No Restraint. No applicable Law or Order shall be and remain in effect which imposes, and no suit, action, claim, proceeding or investigation shall be pending or threatened by any Governmental Entity which seeks to impose, any material limitations on Parent’s ownership of the Company or any Subsidiary of the Company or any requirement that Parent or the Company or any of their respective Subsidiaries agree to or implement any Restraint.

Section 6.03 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 4.01, and Section 4.08 shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date); and (ii) each of the representations and warranties of Parent and Merger Sub set forth in this Agreement and in any certificate or other writing delivered by the Parent or Merger Sub pursuant hereto (other than those referred to in the foregoing clause (i)) shall be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date) except where any failures of any such representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

Section 7.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time (except as otherwise provided below, whether before or after adoption of this Agreement by the holders of Shares of the Company) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any party which has failed to fulfill any covenant or agreement contained in Section 5.05 in all material respects;

(c) by either the Company or Parent, if the Effective Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available to any party whose failure to fulfill in any material respect any covenants and agreements of such party set forth in this Agreement has caused or resulted in a failure of the Effective Time to occur on or before the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available to Parent if (i) any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such issuance or injunction is the primary cause of the Effective Time not occurring prior to the Outside Date; (ii) the actions in clause (i) were related to securityholder Litigation related to this Agreement, the Merger or the other transactions contemplated hereby; and (iii) Parent was provided an opportunity to consent to an offer of settlement of such securityholder Litigation which would have avoided the actions in clause (i), but Parent did not provide such consent;

(d) by either the Company (provided that it shall not be in material breach of any of its obligations under Section 5.02 or Section 5.04) or Parent, if the Company Stockholder Approval shall not have been obtained at the Special Meeting or at any adjournment or postponement thereof, in each case at which a quorum is present and a vote on such adoption was taken;

(e) by either Parent or the Company, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or on the part of Parent or Merger Sub, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in the failure of the conditions set forth in Section 6.02 or Section 6.03, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured;

(f) by Parent:

(i) if the Board of Directors of the Company shall have made a Company Adverse Recommendation Change;

(ii) if the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company that the Company’s stockholders adopt this Agreement;

(iii) if the Board of Directors of the Company (or any committee thereof) shall have failed to reject (and, if requested by Parent, publicly recommend against) any Acquisition Proposal within ten (10) Business Days after such Acquisition Proposal is publicly announced or otherwise becomes publicly known;

(iv) if a tender or exchange offer relating to equity securities of Company shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer;

(v) if the Company or the Board of Directors of the Company, as applicable, shall have failed to hold the Special Meeting, and such failure shall have been a material breach of Section 5.04; provided, that the right to terminate this Agreement pursuant to this Section 7.01(f)(v) shall not be available to Parent if the principal cause of the failure of the Special Meeting to occur is Parent’s material breach of its obligations under this Agreement;

(vi) if the Board of Directors of the Company fails to reaffirm publicly its recommendation that the Company’s stockholders adopt this Agreement within seven (7) days of Parent’s written request for such reaffirmation; provided, that (A) such reaffirmation may include such additional disclosures as are necessary to satisfy the fiduciary duties of the Board of Directors of the Company and (B) Parent shall be entitled to make such a written request for reaffirmation only (x) once for each Acquisition Proposal and (y) without limiting the foregoing clause (x), once during each of the ten (10) day periods prior to the Outside Date and the Special Meeting;

(g) by the Company at any time prior to the adoption of the Agreement by the requisite vote of the holders of Shares if, (i) the Company has determined that a bona fide, unsolicited, written Acquisition Proposal constitutes a Superior Proposal and (ii) the Company’s Board of Directors, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Merger Sub following receipt of a Notice of Superior Proposal, continues to believe that such Acquisition Proposal constitutes a Superior Proposal and is permitted to make a Company Adverse Recommendation Change pursuant to Section 5.02(e); provided, that the termination described in this Section 7.01(g) shall not be effective unless and until the Company shall have paid to Parent the Fee described in Section 7.03(b)(iii);

(h) by Parent if the Company shall have materially breached any provision of Section 5.02; or

(i) by Parent prior to the Closing, if the condition set forth in Section 6.02(c) is no longer capable of being satisfied.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.05, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.02 Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the provisions of Sections 5.03(b), 7.02, 7.03 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 7.02 shall relieve any party to this Agreement of liability for any willful and material breach of this Agreement occurring prior to such termination. For purposes of this agreement, “willful and material” breach shall mean a material breach that is a consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach of this Agreement.

Section 7.03 Fees and Expenses.

(a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (“Transaction Costs”) shall be paid by the party incurring such expenses.

(b) The Company shall pay to Parent the Fee (or such lesser amount as specified below) by wire transfer of same-day funds if this Agreement is terminated as follows:

(i) if (A) either party shall terminate this Agreement pursuant to Section 7.01(c), Section 7.01(d), or Section 7.01(h), (B) prior to the Outside Date (in the case of termination pursuant to Section 7.01(c)), prior to the Stockholder’s Meeting (in the case of a termination pursuant to Section 7.01(d)) or prior to the termination of this Agreement (in the case of a termination pursuant to Section 7.01(h)) a bona fide Acquisition Proposal shall have been made public, and (C) within twelve (12) months after the date of such termination, an Alternative Transaction is consummated, or an agreement in principle, letter of intent, acquisition agreement or other similar agreement with respect to an Alternative Transaction is entered into, then the Company shall pay Parent (x) up to $45 million of Parent’s reasonable and documented Transaction Costs upon such termination and (y) the Fee less any amount paid under the immediately preceding clause (x) on the date of entry into such agreement or, if earlier, consummation of such Alternative Transaction;

(ii) if this Agreement is terminated by Parent pursuant to Section 7.01(f), then the Company shall pay the Fee on the Business Day immediately following such termination; or

(iii) if this Agreement is terminated by the Company pursuant to Section 7.01(g), then the Company shall pay the Fee prior to or simultaneously with the termination.

For purposes of this Section 7.03(b), (i) an “Alternative Transaction” means any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of any assets or businesses that constitute 50% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or assets of the Company and the Company’s Subsidiaries, taken as a whole, or 50% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any Subsidiary of the Company pursuant to which any Person or the stockholders of any Person would own 50% or more of any class of equity securities of the Company or of any resulting parent company of the Company, other than the Merger or any of the other transactions contemplated by this Agreement.

(c) The parties acknowledge that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement. For the avoidance of doubt, in no event shall the Company be obligated to pay the Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, Parent’s right to receive payment of the Fee from the Company shall, solely in circumstances where the Fee has been paid, be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated, and upon payment of the Fee, none of the Company, its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

Section 7.04 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which under applicable Law requires the approval of the Company’s stockholders without the approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.05 Extension; Waiver; Remedies. To the extent permitted by applicable Law, at any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02 Entire Agreement; Assignment. This Agreement supersedes all oral agreements, representations and understandings and all written agreements prior to the date hereof between or on behalf of the parties with respect to the subject matter hereof, other than the Confidentiality Agreement which shall remain in full force and effect. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent or Merger Sub may assign (a) collateral to any lenders in connection with the Financing or (b) any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

Section 8.03 Enforcement of the Agreement.

(a) Except in circumstances in which the Company or Parent has exercised its termination right in accordance with Article VII hereof and Parent shall have received the Fee (which circumstances shall be governed by Section 7.03(c) rather than this Section 8.03(a)), the parties agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and (b) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

(b) Each of Parent and Merger Sub (i) acknowledges and agrees that neither the obtaining of the Financing, any Alternative Financing or any other financing, nor the completion of any issuance of securities contemplated by the Financing, any Alternative Financing or any other financing, is a condition to the Closing or any of its other obligations under this Agreement, (ii) reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing, any Alternative Financing or any other financing, or the completion of any such issuance, subject to the applicable conditions set forth in Sections 6.01 and 6.02 (such obligation, the “Parent Closing Obligation”) and (iii) acknowledges and agrees that the Company’s remedies arising from a breach of the Parent Closing Obligation by Parent or Merger Sub shall not be limited or otherwise affected by the full compliance by Parent and Merger Sub of their obligations under Section 5.13.

Section 8.04 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any Federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, including the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, including the Merger, in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the

Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, in any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.05 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger. Each of the parties hereto agrees that it will not bring or support any action or claim arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, including the Merger and any dispute arising out of the Financing Commitments or the performance thereof, against the Debt Financing Sources in any forum other than the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof).

Section 8.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile or electronic transmission, in each case, with either confirmation of receipt or confirmatory copy delivered by internationally or nationally recognized courier services within three (3) Business Days following notification, as follows:

if to Parent or Merger Sub:

Endo Pharmaceuticals Holdings Inc.

100 Endo Boulevard

Chadds Ford, Pennsylvania 19317

Attention:	Caroline B. Manogue
Facsimile:	(610) 558-9684

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York, 10036

Attention:	Eileen T. Nugent
Brandon Van Dyke
Facsimile:	(212) 735-2000

if to the Company:

American Medical Systems Holdings, Inc.

10700 Bren Road West

Minnetonka, Minnesota, 55343

Attention:	Mark A. Heggestad
Facsimile:	(952) 930-6211

with a copy to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626-1925

Attention:	Charles K. Ruck
R. Scott Shean
Facsimile:	(714) 755-8290

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.06 Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.07 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for (i) Section 5.06 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons) and (ii) this clause (ii) of this Section 8.08 and the last sentence of Section 8.04 (which are intended to be for the benefit of the Debt Financing Sources, and may be enforced by any such Debt Financing Sources), and such provisions described in this clause (ii) shall not be amended or otherwise modified so as to adversely affect such Debt Financing Sources without the prior written consent of such Debt Financing Sources.

Section 8.09 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 8.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 8.11 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act.

(b) “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

(c) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

(d) “Confidentiality Agreement” means the confidentiality agreement dated February 18, 2011, between Parent and the Company, as the same may be amended from time to time.

(e) “Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, purchase order, license, sublicense, insurance policy or benefit plan which is binding upon the Company or any of its Subsidiaries.

(f) “Credit Agreement” means (i) the Credit and Guaranty Agreement, dated as of July 20, 2006, by and among American Medical Systems, Inc., as borrower, American Medical Systems Holdings, Inc. and certain of its subsidiaries, as guarantors, Various Lenders, CIT Capital Securities LLC, as co-lead arranger and sole bookrunner, KeyBank National Association, as co-lead arranger and syndication agent, CIT Healthcare LLC, as administrative agent and collateral agent, and General Electric Capital Corporation, as documentation agent, as amended by the First Amendment thereto, dated as of October 29, 2007 by and among American Medical Systems, Inc., each of the other credit parties which is a signatory thereto and CIT Healthcare LLC, as administrative agent, and as otherwise amended (the “Existing Credit Agreement”) and (ii) any credit agreement entered into in accordance with that certain Senior Secured Credit Facility Commitment Letter described in Section 5.01 of the Disclosure Letter.

(g) “Debt Financing Source” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Financing Commitment and any joinder agreements, credit agreements, indentures (or other definitive documentation) relating thereto.

(h) “Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or Release, of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by the Company or any of its

Subsidiaries, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(i) “Environmental Laws” shall mean all federal, state, local and foreign laws, regulations, ordinances, requirements of Governmental Entities, and common law or other requirements of Governmental Entities, relating to pollution or protection of human health and safety (including workplace health and safety) or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources), and including laws and regulations relating to (i) emissions, discharges, Releases or threatened Releases of, or exposure to, Hazardous Substances, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Substances, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, or (v) the preservation of the environment or mitigation of adverse effects on or to human health or the environment.

(j) “Environmental Permits” means permits, licenses, approvals, exemptions, registrations, certificates, identification numbers or other authorizations required pursuant to Environmental Law.

(k) “Equity Exchange Ratio” means (x) the Merger Consideration divided by (y) the average of the closing prices of Parent Common Stock on the Nasdaq Global Market for the ten (10) trading days ending on (and inclusive of) the trading day that is two (2) trading days prior to the Closing (subject to adjustment to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected or declared, or with respect to which a record date occurs, during such period).

(l) “Fee” means $90 million.

(m) “Hazardous Substances” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that may have an adverse effect on human health or the environment.

(n) “Knowledge” with respect to any particular Person means the actual knowledge of such Person’s senior executive officers of such matter.

(o) “Material Adverse Effect” means any occurrence, change, event, effect or circumstance that, individually or in the aggregate, (a) is or would be reasonably expected to be, materially adverse to the business, properties, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any occurrence, change, event, effect or circumstance to the extent relating to or resulting from (i) changes, after the date hereof, in general economic conditions or securities or financial markets in general other than such changes that have a disproportionate effect on the Company as compared to other participants in the medical device industry, (ii) changes, after the date hereof, in Law or GAAP or the interpretation thereof other than such changes that have a disproportionate effect on the Company as compared to other participants in the medical device industry, (iii) general changes, after the date hereof, in the medical device industry other than such changes that have a disproportionate effect on the Company as compared to other participants in the medical device industry, (iv) conditions arising out of any outbreak or escalation of hostilities or war (whether declared or not declared), act of terrorism, political conditions, weather conditions or other natural disasters, (v) any actions taken, or failure to take action (other than actions taken or failures to act required by the terms of this Agreement) to which the other party to this Agreement has expressly consented or requested after the date hereof, (vi) the failure of the Company to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself (provided, that the underlying causes of such failure (unless otherwise excepted by this clause (a)) may be considered in determining whether a Material Adverse Effect has occurred), (vii) any change in the Company’s stock price or trading volume, in and of itself (provided, that the underlying causes of such change (unless otherwise excepted by this clause (a)) may be considered in determining whether a Material Adverse Effect has occurred), (viii) the determination by, or the delay of a determination by, the FDA or any other Governmental Entity, or any panel or advisory body empowered or appointed thereby, in each case, after the date of this Agreement, with respect to the approval or non-approval of any of the Company’s or its Subsidiaries’ products which have not, as of the date of this Agreement, been approved or cleared by the FDA or any other Governmental Entity, (ix) any legal proceedings made or brought by any of the current or former securityholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby, or (b) would, or would be reasonably expected to, prevent or impair the ability of the Company or any of its Subsidiaries to consummate the Merger and the transactions contemplated by this Agreement prior to the Outside Date.

(p) “Order” means any charge, temporary restraining order or other order, writ, injunction (whether preliminary, permanent or otherwise), judgment, decree, ruling, award or settlement, whether civil, criminal or administrative.

(q) “Outside Date” means October 10, 2011.

(r) “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization.

(s) “Regulatory Authority” means the FDA, the EU Member States’ Competent Authorities, or any other similar Governmental Entity with authority over the development, manufacture, marketing, sale or distribution of any product manufactured by the Company or its Subsidiaries, excluding notified bodies or other third parties acting on behalf of such Governmental Entities.

(t) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(u) “Representatives” shall mean, with respect to any Person, such Person’s officers, directors, employees, representatives (including investment bankers, attorneys and accountants) and other agents.

(v) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

Section 8.12 Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

ENDO PHARMACEUTICALS HOLDINGS INC.

By:	/s/ David P. Holveck
Name: David P. Holveck
Title: President and Chief Executive Officer

NIKA MERGER SUB, INC.

By:	/s/ David P. Holveck
Name: David P. Holveck
Title: President and Chief Executive Officer

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

By:	/s/ Anthony P. Bihl, III
Name: Anthony P. Bihl, III
Title: President and Chief Executive Officer

Exhibit A

FORM OF THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

FIRST: The name of the corporation is American Medical Systems Holdings, Inc.(the “Corporation”).

SECOND: The address of its registered office in Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is [—] shares of common stock, [$.01] par value.

FIFTH: In addition to the powers conferred under the General Corporation Law of the State of Delaware, the board of directors shall have power to adopt, amend, or repeal the by-laws of the Corporation.

SIXTH: Subject to any contrary provision of the General Corporation Law of the State of Delaware, the books of the Corporation may be kept at such place or places, within or without the State of Delaware as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

SEVENTH: The election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred herein upon stockholders and directors are granted subject to this reservation.

NINTH:

(a) The Corporation shall indemnify to the fullest extent authorized or permitted under and in accordance with the laws of the State of Delaware (as now or hereafter in effect) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(b) Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article.

(c) The indemnification and other rights set forth in this Article shall not be exclusive of any provisions with respect thereto in the by-laws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

(d) Neither the amendment nor repeal of paragraph (a), (b) or (c) above, nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with paragraph (a), (b) or (c), shall eliminate or reduce the effect of paragraphs (a), (b) and (c), in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to paragraph (a), (b) or (c), if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

(e) No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (b) shall be liable by reason that, in addition to any and all other requirements for liability, he or she:

(i) shall have breached his or her duty of loyalty to the Corporation or its stockholders;

(ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

(iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

(iv) shall have derived an improper personal benefit.

If the General Corporation Law of the State of Delaware is amended after the date of this Third Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Exhibit B

FORM OF BY-LAWS

OF

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

(as amended [    ], 2011)

ARTICLE I

OFFICES

Section 1. The registered office shall be in Wilmington, Delaware.

Section 2. The corporation may also have offices at such other places both within and without Delaware as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. All meetings of the stockholders for the election of directors shall be held in Delaware, at such place as may be fixed from time to time by the board of directors, or at such other place either within or without Delaware as shall be designated from time to time by the board of directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, within or without Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2. Annual meetings of stockholders, commencing with the year 2011 shall be held at such date and time as shall be designated from time to time by the board of directors and stated in the notice of the meeting, at which they shall elect by a plurality vote a board of directors, and transact such other business as may properly be brought before the meeting.

Section 3. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

Section 4. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, as required by statute. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 5. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the president and shall be called by the president or secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 6. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting.

Section 7. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 8. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person, shall have the power to adjourn the meeting from time to time, without notice other than the announcement at the meeting, until a quorum shall be present. At such adjourned meeting, at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 9. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation or these by-laws a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 10. Each stockholder shall, at every meeting of the stockholders, be entitled to one vote in person for each share of the capital stock having voting power held by such stockholder.

Section 11. Whenever the vote of the stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, by any provision of the statutes, the meeting and vote of stockholders may be dispensed with if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If, pursuant to this provision, corporate action is taken without a meeting by less than unanimous written consent, prompt notice of the taking of such action shall be given as required by statute.

ARTICLE III

DIRECTORS

Section 1. The number of directors which shall constitute the whole board shall be such number as shall be determined from time to time by resolution of the board of directors.

The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders.

Section 2. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office.

Section 3. The business of the corporation shall be managed by its board of directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these by-laws directed or required to be exercised or done by the stockholders.

MEETING OF THE BOARD OF DIRECTORS

Section 4. The board of directors of the corporation may hold meetings, both regular and special, either within or without Delaware.

Section 5. The first meeting of each newly elected board of directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present.

In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected board of directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors.

Section 6. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

Section 7. Special meetings of the board may be called by the president on two days’ notice to each director, either personally or by mail or by electronic transmission; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of two directors.

Section 8. At all meetings of the board a majority of the directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 9. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing, or by electronic transmission, and the writing or writings, or electronic transmission or transmissions, are filed with the minutes of proceedings of the board or committee.

COMMITTEE OF DIRECTORS

Section 10. The board of directors may, by resolution of the board, designate one or more committees. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

Any such committee, to the extent permitted by statute and provided in the resolution, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors.

Section 11. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

COMPENSATION OF DIRECTORS

Section 12. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE IV

NOTICES

Section 1. Whenever under the provisions of the statutes or of the certificate of incorporation or of these by-laws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by electronic transmission.

Section 2. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these by-laws, a waiver thereof in writing signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE V

OFFICERS

Section 1. The officers of the corporation shall be chosen by the board of directors and shall be a chief executive officer, a president, a vice-president, a secretary and a treasurer. The board of directors may also choose additional vice-presidents, and one or more assistant secretaries and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation or these by-laws otherwise provide.

Section 2. In addition to officers elected by the Board of Directors in accordance with Section 1 of this Article V, the Corporation may have one or more appointed vice presidents or such other officers as shall be appointed by the president, who shall have such duties as may be established by the president. Vice presidents or such other officers appointed pursuant to this Section 2 may be removed at any time by the president or by the affirmative vote of a majority of the Board of Directors.

Section 3. The board of directors at its first meeting after each annual meeting of stockholders shall choose a chief executive officer, a president, one or more vice-presidents, a secretary and a treasurer.

Section 3. The board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

Section 4. The salaries of all officers and agents of the corporation shall be fixed by the board of directors. Any payments made to an officer of the corporation such as salary, commission, bonus, interest or rent, or entertainment expenses incurred by him, which shall be disallowed in whole or in part as a deductible expense by the Internal Revenue Service, shall be reimbursed by such officer to the corporation to the full extent of such disallowance. It shall be the duty of the directors, as a board, to enforce payment of each such amount disallowed. In lieu of payment by the officer, subject to the determination of the directors, proportionate amounts may be withheld from his future compensation payments until the amount owed to the corporation has been recovered.

Section 5. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.

THE CHIEF EXECUTIVE OFFICER

Section 6. The chief executive officer of the corporation shall preside at all meetings of the stockholders and the board of directors, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect.

Section 7. He shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation.

THE PRESIDENT

Section 8. The president of the corporation shall have the power to enter into contracts on behalf of the corporation unless such authority is withdrawn by the chief executive officer or the board of directors. The president shall have such further powers as is determined from time to time by the chief executive officer or the board of directors.

THE VICE-PRESIDENTS

Section 9. In the absence of the president or in the event of his inability or refusal to act, the vice-president (or in the event there be more than one vice-president, the vice-presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice-presidents shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

THE SECRETARY AND ASSISTANT SECRETARIES

Section 10. The secretary shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the board of directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or president, under whose supervision he shall be. He shall have custody of the corporate seal of the corporation and he, or an assistant secretary shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

Section 11. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

THE TREASURER AND ASSISTANT TREASURERS

Section 12. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors.

Section 13. He shall disburse the funds of the corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the president and the board of directors, at its regular meetings, or when the board of directors so requires, an account of all his transactions as treasurer and of the financial condition of the corporation.

Section 14. If required by the board of directors, he shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

Section 15. The assistant treasurer, or if there shall be more than one, the assistant treasurers, in the order determined by the board of directors (or if there be no such determination, the in the order of their election), shall, in the absence of the treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

ARTICLE VI

CERTIFICATES OF STOCK

Section 1. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by, the chairman or vice-chairman of the board of directors or the president or a vice-president and the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation, certifying the number of shares owned by him in the corporation.

Section 2. Where a certificate is countersigned (1) by a transfer agent other than the corporation or its employee, or (2) by a registrar other than the corporation or its employee, any other signature on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

LOST CERTIFICATES

Section 3. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance, thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative to advertise the same in such manner as it shall be required and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

TRANSFERS OF STOCK

Section 4. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

FIXING RECORD DATE

Section 5. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution of allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall be not more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

REGISTERED STOCKHOLDERS

Section 6. The corporation shall be entitled to recognize the exclusive right of a person registered in its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII

GENERAL PROVISIONS

DIVIDENDS

Section 1. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

Section 2. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporate, and the directors may modify or abolish any such reserve in the manner in which it was created.

ANNUAL STATEMENT

Section 3. The board of directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.

CHECKS

Section 4. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

FISCAL YEAR

Section 5. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

SEAL

Section 6. The corporate seal shall have inscribed thereon the words “Corporate Seal, Delaware” and may include the name of the corporation and the year of its organization. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced. The corporation may adopt for any transaction, without the specific leave of the directors, a seal which is different from its customary and usual seal; and it shall be sufficient in any document requiring the seal of the corporation if the officer executing such document on behalf of the corporation, being authorized to do so, writes or prints the word “Seal” or makes some similar mark.

ARTICLE VIII

AMENDMENTS

Section 1. These by-laws may be altered, amended or repealed or new by-laws may be adopted by the stockholders or by the board of directors, when such power is conferred upon the board of directors by the certificate of incorporation, at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors if notice of such alteration, amendment, repeal or adoption of new by-laws be contained in the notice of such special meeting.

ARTICLE IX

INDEMNIFICATION

Section 1. The Corporation shall indemnify any and all of its directors or officers, including former directors or officers, and any employee, who shall serve as an officer or director of any corporation at the request of this Corporation, to the fullest extent permitted under and in accordance with the laws of the State of Delaware.

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